SUBLEASE
BETWEEN
PEASE DEVELOPMENT AUTHORITY
AS
SUBLESSOR
AND
REDHOOK ALE BREWERY, INC.
AS
SUBLESSEE

TABLE OF CONTENTS

SUBLEASE
1

RECITALS	1

ARTICLE 1	PREMISES 2

ARTICLE 2	CONDITION OF SUBLEASED PREMISES 5

ARTICLE 2A	IMPROVEMENTS TO SUBLEASED PREMISES 6

ARTICLE 3	TERM 9

ARTICLE 4	AREA RENT - MUNICIPAL SERVICES FEE 10

ARTICLE 5	IMPOSITIONS 12

ARTICLE 6	SURRENDER OF SUBLEASED PREMISES 13

ARTICLE 7	INSURANCE 15

ARTICLE 8	PDA'S RIGHT TO PERFORM REDHOOK'S COVENANTS 18

ARTICLE 9	USE OF SUBLEASED PREMISES 19

ARTICLE 10	LIENS 22

ARTICLE 11	REPAIRS AND MAINTENANCE 23

ARTICLE 12	RIGHT OF PDA TO INSPECT AND REPAIR 24

ARTICLE 13	GENERAL INDEMNIFICATION BY REDFIOOK 25

ARTICLE 14	UTILITIES 26

ARTICLE 15	ALTERATIONS - SIGNS 30

ARTICLE 16	DESTRUCTION AND RESTORATION 32

ARTICLE 16A	EMINENT DOMAIN 35

ARTICLE 17	DEFAULT BY PDA 36

ARTICLE 18	DEFAULT BY REDHOOK 37

TABLE OF CONTENTS
(continued)

ARTICLE 19	DELEGATION - ASSIGNMENT - SUBLEASES - MORTGAGES 40

ARTICLE 20	COMPLIANCE WITH ECONOMIC DEVELOPMENT ADMINISTRATION GRANT COVENANTS 44

ARTICLE 21	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS 45

ARTICLE 22	INVALIDITY OF PARTICULAR PROVISIONS 46

ARTICLE 23	NOTICES 47

ARTICLE 24	QUIET ENJOYMENT 48

ARTICLE 25	ENVIRONMENTAL PROTECTION 49

ARTICLE 26	MISCELLANEOUS 53

ARTICLE 27	RIGHT OF FIRST REFUSAL TO PURCHASE SUBLEASED PREMISES 56

EXHIBITS TO SUBLEASE
Exhibit
1    -    APPLICATION AND ACCEPTANCE
2    -    MASTER LEASE BETWEEN PDA AND AIR FORCE
3    -    FEDERAL FACILITIES AGREEMENT
"A"    -    PLAN DESIGNATING THE SUBLEASED PREMISES AND OPTION AREA
"B"    -    DEMOLITION AREA
"C"    -    CONCEPTUAL PLAN FOR DEVELOPMENT
"C-1"    -    CAMP, DRESSER., MCKEE REPORT DATED MARCH 15, 1995
"D"    -    FAA REQUIREMENTS
"D-1"    -    CELLTECH/REDHOOK AGREEMENT

"E"	- LIST OF ENVIRONMENTAL LAWS AND REGULATIONS CERTIFICATE OF CORPORATE GOOD STANDING
"G"    -    ECONOMIC DEVELOPMENT ADMINISTRATION GRANT

"G-1"	- CURRENT AND PROJECTED EMPLOYEE DATA AND ASSURANCES OF COMPLIANCE WITH CIVIL RIGHTS AND OTHER LEGAL REQUIREMENTS FOR OTHER PARTIES
"G-2"    -    EMPLOYER'S CERTIFICATION OF NON-RELOCATION

SUBLEASE
THIS SUBLEASE ("Sublease") is made by and between the PEASE DEVELOPMENT AUTHORITY as Sublessor ("PDA") and REDHOOK ALE BREWERY, INC. as Sublessee ("Redhook"). (PDA and Redhook may be referred to jointly as the "Parties.")
RECITALS
A.    PDA is an agency of the State of New Hampshire established pursuant to RSA ch. 12-G, "Pease Development Authority," and is authorized to enter into this Sublease pursuant to the provisions contained therein.
B.    PDA anticipates acquiring fee title to the portion of the former Pease Air Force Base comprising the Airport District (the "Airport") from the United States of America ("Government or Air Force") by public benefit transfer (i.e. transfer without consideration) pursuant to Section 13(g) of the Federal Surplus Property Act of 1944, 50 App. U.S.C. § 1622(g). The terms of such acquisition are set forth in an Amended Application for Public Benefit Transfer executed by PDA ("Application") and accepted by the Air Force on April 14, 1992 (the "Acceptance"). Pending final disposition of the Airport in accordance with the terms of the Application and Acceptance, PDA and Air Force have entered into a Lease as of April 14, 1992 for the Airport District, a Supplement No. 1 thereto dated August 4, 1992 and a Supplement No. 2 thereto dated July 15, 1993 (collectively the "Master Lease"). The Subleased Premises are within the Airport District. The Parties acknowledge that the Application, Acceptance and Master Lease impose certain requirements on PDA with respect to subleases which are addressed in the terms and conditions of this Sublease. Copies of the Application, Acceptance and Master Lease are attached to this Sublease as Exhibits 1 and 2. Unless the context refers specifically to the documents constituting Exhibits 1 and 2, the terms Application, Acceptance and Master Lease shall include any amendments to said documents.
C.    The Parties acknowledge that a Federal Facilities Agreement ("FFA'") required under Section 120 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., has been entered into by the Air Force, the New Hampshire Department of Environmental Services ("NHDES") and the United States Environmental Protection Agency ("EPA") regarding certain contamination at Pease and that this FFA also imposes certain requirements upon PDA and Redhook which are addressed in the terms and conditions of this Sublease. A copy of the FFA is attached to this Sublease as Exhibit 3. Unless the context refers specifically to the document constituting Exhibit 3, the term FFA shall include any amendments to said document. (The Application, Acceptance, Master Lease and FFA may be referred to collectively as the "Airport Transfer Documents.")
D.    Redhook is a Washington corporation. Redhook is registered to do business in the State of Washington, and New Hampshire with a principal place of business at Seattle, Washington.

NOW, THEREFORE, in consideration of the covenants herein contained and other valuable consideration, the receipt of which is hereby acknowledged, PDA and Redhook hereby agree as follows:
ARTICLE 1
PREMISES
1.1    Description of Subleased Premises.
PDA, for and in consideration of the rents and covenants herein specified to be paid and performed by Redhook, hereby leases to Redhook and Redhook hereby leases from FDA, the land area consisting of 1,012,226 square feet which land area is described more particularly on the plans attached as Exhibit A (the "Subleased Premises" or the ''Premises").
1.2    Utility Easements - Rights-of-Way.
This Sublease is subject to existing easements and rights-of-way of record and to the Utility Sublease and License Agreement dated July 31, 1992 by and between FDA and Public Service Company of New Hampshire ("PSNH") and to the Utility Sublease and License Agreement dated May 10, 1995 by and between PDA and New England Telephone and Telegraph Company ("NETEL"). It is anticipated that PDA and Redhook will grant further underground utility easements on the Premises to utility suppliers for the purpose of bringing electricity, gas, water and other utility services to the buildings to be constructed by Redhook on the Premises. FDA agrees to cooperate with Redhook (without obligation on the part of PDA to incur any expenses) in Redhook's efforts to obtain the approval of PSNH to place underground the power lines that presently cross the Premises and to complete the underground placement of such powerlines within twelve (12) months of the Term Commencement Date. The Parties acknowledge that utility lines and other property rights currently owned by utility suppliers, or subsequently constructed by or granted to a utility supplier, shall not be part of the Premises.
1.3    Option Area - Right of First Refusal.
PDA grants to Redhook certain rights of first refusal to lease an additional ten (10) acre area designated as the "Option Area" in Exhibit A (the "Option Area"). Redhook's rights of first refusal shall commence upon the receipt by PDA of a bona fide offer from a third party to lease or purchase the Option Area upon terms and conditions acceptable to PDA ("Third Party Offer"). PDA shall provide Redhook with a copy of any Third Party Offer and Redhook shall have thirty (30) days from its receipt of the copy of the Third Party Offer to deliver to PDA written notice of Redhook's intent to lease or purchase the Option Area on the same terms and conditions as set forth in the Third Party Offer ("Option Exercise Notice"), provided, however, that Redhook's use of the Option Area shall be limited to the uses permitted under Article 9 of this Sublease. In order to be valid Redhook's Option Exercise Notice must not be limited to financial terms and conditions but must also include all other terms and conditions of the Third Party Offer, including without limitation, a schedule and description of jobs to be created, if included in the Third Party Offer. Alternately, Redhook's Option Exercise Notice may include other non-financial terms that provide PDA with the same or greater (as determined solely by FDA) benefits than the non-financial terms set out in the Third Party Offer. At the same time Redhook provides PDA with its Option Exercise Notice, Redhook shall provide FDA with a schedule reasonably acceptable to PDA establishing deadlines for completing any necessary improvements to the Option Area and for initiating and maintaining active use of the Option Area. A schedule for design, construction, commencement of Redhook's use, and job creation shall be reflected in any sublease agreement covering the Option Area with appropriate sanctions in event of Redhook's breach of its scheduled commitments. PDA and Redhook shall exercise best efforts and cooperate in good faith to conclude a lease, sublease or purchase agreement for the Option Area within sixty (60) days following receipt by PDA of the Option Exercise Notice. Notwithstanding any other provision of this Sublease, any purchase of the Option Area shall be conditioned upon the occurrence of the following: (i) Redhook's purchase of the Subleased Premises in accordance with the provisions of Article 27 of this Sublease; and (ii) PDA's determination, in its sole discretion, to make the Option Area available for sale to a third party.
The development of the Option Area shall be at Redhook's sole expense and sole risk and PDA makes no warranty or representation in respect to the Option Area and undertakes no obligations to make any repairs or improvements to the Option Area. Any warranty, representation or commitment made by PDA to a third party that is a condition of the Third Party Offer, shall also be made to Redhook in connection with the exercise by Redhook of its rights of first refusal under this Section 1.3. Any agreement of the Parties regarding the lease, sublease or purchase of the Option Area shall include, without limitation, provisions applicable to Alterations, as set forth in Articles 15 and 25 of this Sublease, and any applicable provisions of the Airport Transfer Documents.
Notwithstanding any other provisions of this Sublease, Redhook shall have no right of first refusal, option or other right to the Option Area (and PDA shall be free to use, lease or otherwise transfer such area as it deems appropriate) upon the occurrence of any of the following events: (i) the failure of Redhook to exercise its right in accordance with the terms of this Section 1.3; (ii)    the expiration or termination of this Sublease; or (iii) the failure of the Parties to reach an appropriate agreement concerning the development of the Option Area within the required period (or any extension thereof mutually acceptable to the Parties) after exercising best efforts in good faith to conclude such agreement.
Notwithstanding any other provision of this Sublease, Redhook shall have no rights with respect to the Option Area if a Default (as that term is defined in Section 18.1) by Redhook occurs.
1.4    General Rights of Access.
Redhook shall have the right of access to and from the Premises to the nearest public road or public way along airport roadways designated by PDA as open to public use in common with other airport tenants and Authorized Airport Users of the Airport. The term Authorized Airport Users shall include Sublessee, its customers, employees, contractors, invitees, vendors and other trade suppliers regularly associated with or necessary to Sublessee's use of the Subleased Premises.
The rights of Redhook under this Section 1.4 shall be subordinate to PDA' s rights, to manage the common areas and roadways which rights shall include, without limitation, the right to impose reasonable rules and regulations relating to use of the common areas and roadways and the right to add, delete, alter or otherwise modify the designation and use of all parking areas, entrances, exits, roadways and other areas of the Airport, provided, however, that during the term of this Sublease, Redhook shall have reasonable access to the Premises.
1.5    License Area.
Pursuant to a License Agreement by and between the Parties dated May 30, 1995 (the "License"), PDA has granted to Redhook certain rights in the Licensed Area, as more particularly described in the License. It is the intent of the Parties that the provisions of Articles 7, 13, 15 and 25 of this Sublease, shall be applicable with equal force and effect to the Licensed Area.
END OF ARTICLE 1

ARTICLE 2
CONDITION OF SUBLEASED PREMISES
2.1    Redhook acknowledges that it has inspected the Subleased Premises, including all improvements thereon, as of the date of execution of this Sublease and that, subject to the completion of improvements to the Pease WWTF as set forth in Section 14.6 of this Sublease, it has determined that the said Subleased Premises are in good condition and fit for the uses intended by Redhook. Redhook accepts said Subleased Premises in their present condition and without any representation or warranty by PDA as to the condition of said Subleased Premises or as to the use or occupancy which may be made thereof and without obligation on the part of PDA to make any alterations, repairs or additions to said Subleased Premises that has not been fully set forth in this Sublease. Further, PDA shall not be responsible for any latent or other defect or change of condition in said Subleased Premises, and the rent hereunder shall in no event be withheld or diminished on account of any such defect in said Subleased Premises nor any such change in its condition, nor, except as provided herein, for any damage occurring thereto.
END OF ARTICLE 2

ARTICLE 2A
IMPROVEMENTS TO SUBLEASED PREMISES
2A.1.    Improvements by PDA.
PDA agrees to demolish the existing military housing units in the area adjacent to the south and southwest boundary lines of the Subleased Premises, as designated on Exhibit B (the "Demolition Area"). This work by PDA shall be conducted during the period that Redhook is undertaking construction of Redhook Improvements (as defined in Section 2A.2) and shall be completed by June 1, 1996 (with demolition debris cleared from the Demolition Area) or such later date as may be applicable to allow Redhook to complete construction of Redhook Improvements.
2A.2.    Conceptual Plan for Redhook Development - Redhook Improvements.
The exterior layout, conceptual design and preliminary location of all buildings and/or contemplated infrastructure improvements to be constructed by Redhook in connection with Redhook's development of the Subleased Premises (but not the Option Area) are set out in the Conceptual Plan attached as Exhibit C (the "Conceptual Plan"). Redhook shall also advise PDA as soon as possible following execution of this Sublease of the precise location of all such buildings and/or contemplated infrastructure improvements. Without limiting the foregoing, Redhook agrees that the initial improvements to the Subleased Premises to be made by Redhook ("Redhook Improvements") shall include construction on and under the Subleased Premises (and the inclusion of necessary equipment) of:
(1)    a building with footprint of approximately 93,500 square feet on a parcel approximately 23.2375 acres in size, with paved areas of approximately 244,114 square feet (the "Facility") for purposes allowed under Article 9. The total impervious surface of the project is approximately 7.8 acres. The structure will be approximately 71 feet tall at its tallest point as measured above the ground floor slab which is at 65 feet above sea level;
(2)    outside structures accessory to the brewery production including outdoor fermentation cellars, spent grain structure, CO2 vessels, future sewer pretreatment areas, and a possible above grade oil tank for emergency generators or alternative power;
(3)    all appropriate lines, pipes, mains, cables, manholes, wires, conduits and other facilities so as to bring utilities from the locations where brought by PDA pursuant to Section 14.1 to the Facility and other improvements made by Redhook requiring utility service;
(4)    a surface, paved parking area for use by Redhook's employees and business invitees at the Facility;

(5)    all necessary roadways and pedestrian circulation areas within the Subleased Premises, including curb cuts as approved by PDA to the Airport Roadway(s) contiguous to the Subleased Premises; and
(6)    landscaping and exterior lighting.
PDA agrees to use its best efforts (without obligation on the part of PDA to incur any expenses) to obtain any required approval to name internal roadways within the Subleased Premises as Redhook deems appropriate (e.g., "Redhook Drive").
2A.3.    Design and Construction of Redhook Improvements - Project Manager - Risk of Loss and Indemnification.
Redhook at its sole cost and expense shall design and construct Redhook Improvements in a good and workmanlike manner consistent with the Conceptual Plan (and any approved amendments thereto) and approved design documents (plans and specifications) and shall exercise best efforts to maintain the following schedule:
Event    Completion Date
Preliminary Design
Submission to PDA    December 1, 1994
Final Design
Submission to PDA    December 15, 1994
Commencement of
Construction    Later of sixty (60) days
    following issuance of
    Building Permit or
    May 5, 1995
Completion of
Construction    September 30, 1996
The Parties shall confer as soon as practicable after the execution of this Sublease in order to develop a construction phasing plan for coordinating PDA and Redhook construction activities under this Article 2A. Redhook shall keep the Conceptual Plan and construction schedule and phasing plan up to date and shall submit to PDA for its approval, which shall not be withheld or delayed unreasonably, any amendment, revision or modification thereof.
The provisions of Article 15 and Article 25 applicable to construction work shall apply with equal force to the construction of any Redhook Improvements.
Any approvals or agreement by PDA with respect to any element(s) of the Conceptual Plan shall not affect in any way any other approval or other process involving PDA in its governmental capacity, including, without limitation, requirements under PDA Land Use Controls.

Redhook agrees to be solely responsible for any plans and specifications used by it and for any loss or damages resulting from the use thereof, notwithstanding the same have been approved by PDA and notwithstanding the incorporation therein of PDA recommendations or requirements. Notwithstanding the requirement for approval by PDA or the incorporation therein of PDA requirements or recommendations, and notwithstanding any rights PDA may have reserved to itself under this Sublease, PDA shall have no liabilities or obligations of any kind to any contractors engaged by Redhook or for any other matter in connection therewith and Redhook hereby releases and discharges PDA, its board members, officers, representatives and employees of and from any and all liability, claims for damages or losses of any kind, or from any action or cause of action arising or alleged to arise out of the performance of any construction work pursuant to the contracts between Redhook and its contractors.
Redhook shall appoint a project manager (the "Project Manager") to administer Redhook's construction and other related activities at the Subleased Premises. The Project Manager shall be responsible for coordinating with PDA concerning PDA's construction activities under Section 2A.1 and keeping PDA generally up to date on major construction and construction related activities of Redhook and shall be available at the Airport at all reasonable times and during on-site emergencies or situations requiring immediate or expeditious response or consultation with PDA.
At the completion of construction, Redhook shall provide PDA with reproducible as-built drawings of buildings and building support systems (i.e.. electrical, HVAC, plumbing) comprising of Redhook Improvements (but not including proprietary equipment used in the brewing process) when completed.
2A.4.    Risk of Loss - Indemnification.
In addition to its obligations under Article 7, Article 13 and Article 15, Redhook hereby assumes the risk of loss or damage to all of the construction work for or relating to Redhook Improvements prior to the completion thereof and arising out of or in connection with the performance of Redhook's construction work. In the event of such loss or damage, Redhook shall forthwith repair and replace such property of PDA affected by such loss or damage and make good the construction work without cost or expense to PDA. Redhook shall require each of its contractors to indemnify and hold harmless PDA, its board members, officers, agents and employees from and against all claims and demands, of third persons arising or alleged to arise out of the performance of Redhook's construction work by such contractor and for all expenses incurred by it and by them in the defense, settlement or satisfaction thereof, including without limitation thereto, claims and demands for death, for personal injury or for property damage, arising from the acts or omissions of such contractors, excepting only claims and demands which result solely from the negligence of PDA and its employees, officers, agents and contractors.
END OF ARTICLE 2A.

ARTICLE 3
TERM
3.1    This Sublease shad be for a base term equal to the period of the remaining term of the Master Lease ("Base Term'') which term shall commence upon the date of execution by both Parties ("Term Commencement Date") and shall expire at Noon on April 13, 2047, unless terminated earlier or extended in accordance with the provisions of this Sublease. Subject to PDA's having renewed the Master Lease or acquired fee title to the Subleased Premises, Redhook may, at its option, extend the Base Term for two (2) additional periods of seven (7) years each (the "Extension Term(s)"). In no event shall the Base Term and all Extension Terms extend beyond Noon on April 13, 2061. Any extension of the term through exercise of an option shall be upon the same terms and conditions applicable to the Base Term, provided that rental rates shall escalate as provided in Article 4 (and any other applicable provision addressing rental rates).
It is anticipated that PDA will acquire fee title to the Airport, including the Subleased Premises, during the term of this Sublease and that such acquisition will result in the termination of the Master Lease. In the event of such acquisition and termination of the Master Lease, this Sublease shall convert automatically into a direct lease between PDA and Redhook and PDA and Redhook will in good faith negotiate and execute such amendment or amendments as may be appropriate in their mutual judgement to delete any obligations between Redhook and the United States or the Air Force or any other provisions of this Sublease that the Parties determine should be deleted or otherwise amended because of the termination of the Master Lease, provided, however, that such amendment or amendments shall not delete or otherwise affect any obligations of Redhook to the United States or the Air Force or any other provisions of the Sublease that are required to survive the Master Lease.
3.2    As a condition precedent to the exercise by Redhook of any of its options to extend the term of this Sublease, Redhook shall give a written notice ("Option Notice") to PDA of its exercise of each such option at least twelve (12) months prior to the end of the Base Term or any applicable Extension Term. The failure of Redhook to exercise any option shall result in a termination of any remaining option.
3.3    The options to extend the term hereby granted may not be exercised at any time during which Redhook is in Default (as defined in Section 18.1) and, at the election of PDA, shall not be effective if any Default (as defined in Section 18.1) occurs after the exercise of such option and before the expiration of the applicable term, it being the intent of the Parties that the options granted hereby may not be exercised or become effective at a time when a Default (as defined in Section 18.1) by Redhook exists under this Sublease.
3.4    Unless the context clearly indicates otherwise when used in this Sublease the phrase "term of this Sublease" shall mean the Base Term plus any duly exercised allowable extensions thereof.
END OF ARTICLE 3

ARTICLE 4
AREA RENT - MUNICIPAL SERVICES FEE
4.1    Redhook shall pay to PDA area rent ("Area Rent") at the following initial annual rates for the land areas of the Subleased Premises described in Section 1.1:
(a)    Thirty cents ($0.30) per square foot of developed area, as indicated on Exhibit C, for the 348,480 square feet of developed area. (As of the Term Commencement Date, the developed area rent is One Hundred Four Thousand Five Hundred Forty-Four Dollars ($104,544.00).)
(b)    Twenty-two cents ($0.22) per square foot for the open space area, as indicated on Exhibit C, for the 663,746 square feet of open space area. (As of the Term Commencement Date, the open space area rent is One Hundred Forty-Six Thousand Twenty Four Dollars and Twelve Cents ($146,024.12).)
In the event Redhook utilizes any of the open space area for development, including any landscaping or open space required to meet requirements under the PDA Land Use Controls, the open space area so utilized shall convert to developed area and the then annual per square foot rental rate applicable to developed area (including any previous escalation under Section 4.4.) shall apply to such converted open space area (including any further escalation under Section 4.4). It is not intended by the Parties that the term "developed area" as used in this Sublease be limited to the calculation of impervious surface area.
4.2    In consideration of the construction of Redhook Improvements, as described in Article 2A, no Area Rent under Section 4.1 nor municipal services fee under Section 4.7 shall be payable until the earlier of commencement of occupancy of the Facility or September 30, 1996, provided, however, that in the event commencement of occupancy cannot occur by September 30, 1996 solely as the result of delay caused by judicial order preventing Redhook from proceeding with its construction activities or PDA from providing Redhook with any necessary PDA approvals, or by the failure of PDA to perform any of its obligations within the time specified for such performance, the commencement date for Area Rent and the municipal services fee shall be extended by a time period equal to the period of actual delay. The annual Area Rent shall be payable in each case in equal monthly installments of one twelfth thereof in advance on the first day of each month without offset in lawful money of the United States at the office of PDA at the Airport or at such other address as PDA may hereafter designate. In addition, Redhook agrees to pay when due, such other amounts that may be required to be paid as additional rent. Redhook's rent obligation for any fractional portion of a calendar month at the beginning or end of the term of this Sublease shall be a similar fraction of the rental due for an entire month.
4.3    As of each Adjustment Date (as hereinafter defined), the Area Rent shall be adjusted as provided in Section 4.4.
4.4    On the first day following expiration of the tenth year of the term of this Sublease and on the first day of each subsequent fifth year period (individually, the "Adjustment Date" and collectively, the "Adjustment Dates") Area Rent shall be subject to adjustment for the remainder of the term of this Sublease as follows:
the rental rates in effect just prior to the then applicable Adjustment Date as set forth in Section 4.1(a) and (h) shall be increased by five percent (5%) so the new rates for the ensuing five-year period shall be one hundred five percent (105%) of each rate comprising Area Rent prior to adjustment.
4.5    [RESERVED]
4.6    The Area Rent and all other rent, additional rent, or other fees or payments payable hereunder shall be net to PDA, free and clear of any and all Impositions (as defined in Section 5.1), or expenses of any nature whatsoever in connection with the Premises. The Parties agree that, except as expressly provided herein, all costs, expenses and charges of every kind and nature relating to the Subleased Premises which may be attributed to, or become due during the initial or any extension term of this Sublease, shall constitute additional rent to be paid by Redhook and, upon failure of Redhook to pay any such costs, expenses or charges, PDA shall have the same rights and remedies as otherwise provided in this Sublease for the failure of Redhook to pay rent. It is the intention of the Parties that Redhook shall in no event be entitled to any abatement or reduction in rent payable hereunder, except as expressly provided herein. Any present or future law to the contrary shall not alter the agreement of the Parties.
4.7    In addition to the Area Rent required to be paid under this Article 4 Redhook shall also pay to PDA as additional rent a municipal services fee of $1.00 per square foot of building area per year (i.e. square feet of floor space within buildings measured from the outside edge of outside walls) within any building on the Subleased Premises, as the same may be adjusted through additions from time to time. This fee is for fire, police and roadway services provided by PDA at the Airport and will be subject to increases each year (beginning January 1, 1998) only to the extent the cost to PDA of providing such services increases. The municipal services fee shall be paid quarterly in advance at the times and in the fashion provided in Section 4.2 for the payment of Area Rent. To the extent the Subleased Premises are subject to municipal taxation, and provided such municipal taxes include the costs of the provision of fire, police and roadway services, Redhook may offset against any fee paid to PDA the portion of such municipal taxes as are attributable to fire, police and roadway services, and FDA shall have no further obligation to provide such services. For so long as municipal taxes are imposed against the Subleased Premises, or on Redhook as Sublessee, for all three of fire, police and roadway services and PDA either has no obligation to provide such services (or ceases to provide such services), the municipal services fee required to be paid under this Section 43 shall terminate.
Any municipal taxes imposed for tire, police, and/or roadway services shall be considered an Imposition under Article 5 of this Sublease.
END OF ARTICLE 4

ARTICLE 5
IMPOSITIONS
5.1    During the term of this Sublease, Redhook shall pay when due, all taxes, charges, excises, license and permit fees, assessments, and other governmental charges, general and special, ordinary and extraordinary, unforeseen, as well as foreseen, of any kind and nature whatsoever, which during the term of this Sublease are assessed or imposed upon or become due and payable or a lien upon: (i) the Subleased Premises or any part thereof or any personal property, equipment or other facility used in the operation thereof; or (ii) the rent or income received from subtenants or licensees; or (iii) any use or occupancy of the Subleased Premises; or (iv) this transaction or any document to which Redhook is a party creating or transferring an estate or interest in the Subleased Premises (all of which taxes, charges, excises, fees, assessments and other governmental charges are hereinafter collectively referred to as "Impositions"). If, by law, any such Imposition is payable, or may at the option of Redhook be paid in installments. Redhook may pay the same together with any accrued interest on the unpaid balance of such Imposition in installments as the same respectively become due and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment and interest_ Any Imposition relating to a fiscal period of the taxing authority a part of which period is included prior to the commencement of the term of this Sublease, shall be prorated as between PDA and Redhook so that Redhook shall pay only the portion thereof attributable to any period during the term of this Sublease.
5.2    Redhook covenants to furnish to PDA within fourteen (14) days of receipt of a written request from PDA, official receipts of the appropriate taxing authority, or other proof satisfactory to PDA, evidencing the payment thereof.
5.3    Redhook shall have the right before any delinquency occurs to contest or object to the amount or validity of any such Imposition by appropriate legal proceedings. This right shall not be deemed or construed in any way as relieving, modifying or extending Redhook's covenant to pay any such Imposition at the time and in the manner in this Article, unless Redhook shall have obtained a stay of such proceedings. PDA shall not be required to join in any such proceedings unless it shall be necessary for it to do so in order to prosecute such proceedings and PDA shall have been fully indemnified to its satisfaction against all costs and expenses in connection therewith_ PDA shall not be subjected to any liability for the payment of any costs or expenses (including attorneys' and expert witness fees) in connection with any such proceedings brought by Redhook, and Redhook covenants to indemnify and save PDA harmless from any such costs or expenses.
5.4    As between the Parties, Redhook alone shall have the duty of attending to, making or filing any declaration, statement or report which may be provided or required by law as the basis of or in connection with the determination, equalization, reduction or payment of any and every Imposition which is to be borne or paid or which may become payable by Redhook under the provisions of this Article, and PDA shall not be or become responsible to Redhook therefor, nor for the contents of any such declaration, statement or report.

END OF ARTICLE 5
ARTICLE 6
SURRENDER OF SUBLEASED PREMISES
6.1    Subject to the provisions of Sections 6.2 and 6.3, upon the expiration or termination of this Sublease Redhook shall surrender to ADA the Subleased Premises, including all buildings, improvements and alterations to the real property on the Subleased Premises whether leased to or otherwise owned by Redhook, broom clean and in good order, condition and repair, reasonable wear and tear excepted, together with all alterations, decorations, additions and improvements that may have been made in, to or on the Subleased Premises, except that Redhook shall be allowed to remove its equipment and other personal property or any improvements made by Redhook at its sole expense and shall repair or reimburse FDA for the cost of repairs for any damage to the Facility or Subleased Premises resulting from the removal of such property, Redhook shall make any required reimbursement within thirty (30) days following receipt by Redhook of an invoice from PDA. Redhook shall comply with PDA' s reasonable requirements regarding the appearance of the Subleased Premises after removal of any building improvement or other property. The Subleased Premises, including any remaining buildings and improvements thereon remaining at PDA's request, shall be delivered free and clear of all subtenancies, liens and encumbrances, other than those, if any, permitted hereby or otherwise created or consented to by PDA, and, if requested to do so. Redhook shall execute, acknowledge and deliver to PDA such instruments of further assurance as in the opinion of PDA are necessary or desirable to confirm or perfect PDA's right, title and interest in and to the Subleased Premises including said buildings and improvements. On or before the end of the expiration or termination of the Sublease, Redhook shall remove all of Redhook's personal and other property allowed to be removed hereunder, and all such property not removed shall be deemed abandoned by Redhook and may be utilized or disposed of by PDA without any liability to Redhook. Redhook's obligation under this Article 6 shall survive the expiration or termination of this Sublease.
6.2    Redhook shall have the right to remove all buildings and related improvements (e.g., holding tanks) on the Subleased Premises constructed by Redhook at its sole expense. subject to the following conditions: (i) in the event of the expiration of the Term, including any applicable extensions, Redhook shall have provided PDA with written notice, six (6) months prior to the Term expiration date, of Redhook's intent to remove the buildings and related improvements and shall complete the removal on or prior to the Term expiration date; (ii) in the event of a termination by Redhook of the Sublease as a result of a default by PDA, Redhook shall have provided PDA with notice of Redhook's intent to remove the buildings and related improvements within twenty-one (21) days of the date of exercise by Redhook of the right to terminate and shall complete the removal within ninety (90) days following its termination of the Sublease; (iii) in the event of a termination by PDA as a result of a Default (as defined in Section 18.1) by Redhook, PDA provides its consent to the removal of the buildings and related improvements, which consent may be withheld by FDA in its sole discretion; (iv) Redhook returns the surface area upon which all such buildings and related improvements were sited to grade, which obligation shall include, without limitation, the obligation to fill all excavations with appropriate material and in an appropriate manner to provide such area with a level of support at least equal to the level of support provided by soil conditions as of the Term Commencement Date; (v) Redhook leaves the Subleased Premises in a clean and safe condition, free of all debris and hazardous or other materials and complies with the provision of Section 6.3.
6.3    The provisions of Articles 15 and 25 applicable to construction and demolition work, as the case may be, shall apply with equal force to all construction and demolition work undertaken by Redhook under this Article 6.
6.4    Notwithstanding any other provisions of this Sublease, in the event of a termination of this Sublease by PDA as a result of a Default (as defined in Section 18.1) by Redhook, Redhook shall remove any building and related improvements (e.g.,, holding tanks) on the Subleased Premises if PDA directs Redhook to take such action at or before the time of exercise by PDA of its termination rights. The removal shall be completed by Redhook within ninety (90) days following the termination of its rights under the Sublease. All such work shall conform to the provisions of items (iv) and (v) of Subsection 6.2 and Subsection 6.3. Redhook's obligation under this Section 6.4 shall survive the termination of the Sublease.
END OF ARTICLE 6

ARTICLE 7
INSURANCE
7.1
A.    Risk of Loss. Redhook shall bear all risk of loss or damage to the Subleased Premises, including any building(s), improvements, fixtures or other property thereon, arising from any causes whatsoever.
B.    Insurance. During the entire period this Sublease shall be in effect, Redhook at its expense will carry and maintain:
(1)    Property insurance coverage against loss or damage by fire and lightning and against loss or damage or other risks embraced by coverage of the type now known as the broad form of extended coverage (including but not limited to riot and civil commotion, vandalism, and malicious mischief and earthquake) in an amount not less than 100% of the full replacement value of the buildings, building improvements, improvements to the land, and personal property on the Subleased Premises. The policies of insurance carried in accordance with this Section shall contain a "Replacement Cost Endorsement." Such full replacement cost shall be determined from time to time, upon the written request of PDA, but not more frequently than once in any twenty-four (24) consecutive calendar month period (except in the event of substantial changes or alterations to the Premises undertaken by Redhook as permitted under the provisions hereof) by written agreement of PDA and Redhook, or if they cannot agree within thirty (30) days of such request, by an insurance consultant, appraiser, architect or contractor who shall be mutually and reasonably acceptable to PDA and Redhook. Any such determination by a third party shall be subject to approval by PDA and Redhook, which approval shall not be unreasonably withheld. The insurance maintained in this Section shall be adjusted to one hundred percent (100%) of the new full replacement cost consistent with the approved determination.
(2)    Comprehensive general liability insurance, including but not limited to liquor liability and products and completed operations liability insurance, on an "occurrence basis" against claims for "personal injury", including without limitation, bodily injury, death or property damage, occurring upon, in or about the Subleased Premises including any buildings thereon and the adjoining sidewalks, streets, and passageways, such insurance to afford immediate minimum protection at the time of the Term Commencement Date, and at all times during the term of this Sublease, to a limit of not less than five million dollars ($5,000,000.00) with respect to damage to property and five million dollars ($5,000,000.00) with respect to personal injury or death to any one or more persons and with no deductible or such deductible amount as may be approved by PDA. Such insurance shall also include coverage against liability for bodily injury or property damage arising out of the acts or omissions by or on behalf of Redhook. or any other person or organization, or involving any owned, non-owned, leased or hired automotive equipment in connection with Redhook's activities.
(3)    Workers' compensation and employer's liability insurance in an amount and form which meets all applicable requirements of the labor laws of the State of New Hampshire, as amended from time to time, and which specifically covers the persons and risks involved in this Sublease.
(4)    Automobile liability insurance in amounts approved from time to time by PDA, but not less than one million dollars ($1,000,000) combined single limit for owned, hired and non-owned automobiles.
(5)    Bailment insurance for customer and/or employee vehicles in the care, custody, and control of Redhook, in amounts approved from time to time by PDA to a limit of not less than One Million Five Hundred Thousand Dollars ($1,500,000.00).
7.2    All policies of insurance required to be carried under this Article shall be effected under valid and enforceable policies, in such forms and amounts as may, from time to time, be required under this Sublease, issued by insurers of recognized responsibility which are authorized to transact such insurance coverage in the State of New Hampshire, and which have been approved in writing by PDA, which approval shall not be withheld unreasonably. All such policies of insurance shall include PDA and the United States of America as additional insureds. Upon the execution of this Sublease (and thereafter not less than fifteen (15) days prior to the expiration date of each policy furnished pursuant to this Article) a copy of such policy and a certificate of the insurer, reasonably satisfactory to PDA shall be delivered by Redhook to FDA.
7.3    All policies of insurance shall provide for losses thereunder to be payable to PDA and Redhook and the Parties shall make allocation as may be required in accordance with the terms of this Sublease.
7.4    Each such policy or certificate therefor issued by the insurer shall to the extent obtainable contain (i) a provision that no act or omission of Redhook, or any employee, officer or agent of Redhook, which would otherwise result in forfeiture or reduction of the insurance therein provided shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (ii) an agreement by the insurer that such policy shall not be canceled without at least thirty (30) days prior written notice by registered mail to PDA and to any Subleasehold Mortgagee.
7.5    All policies of insurance required to be maintained by Redhook shall have attached thereto the Lender's Loss Payable Endorsement, or its equivalent, or a loss payable clause acceptable to PDA, for the benefit of any Subleasehold Mortgagee, but the right of any Subleasehold Mortgagee to the payment of insurance proceeds shall at all times be subject to the provisions of this Sublease with respect to the application of the proceeds of such insurance.
7.6    Redhook shall observe and comply with the requirements of all policies of insurance at any time in force with respect to the Subleased Premises and Redhook shall also perform and satisfy the requirements of the companies writing such policies so that at all times companies of good standing reasonably satisfactory to PDA shall be willing to write or to continue such insurance. Redhook shall, in the event of any violations or attempted violations of the provisions of this Section 7.6 by a subtenant, take steps, immediately upon knowledge of such violation or attempted violation, to remedy or prevent the same as the case may be.
7.7    Any insurance provided for in this Sublease may be effected by a policy or policies of blanket insurance or may be continued in such form until otherwise required by PDA; provided, however, that the amount of the total insurance allocated to the Subleased Premises shall be such as to furnish in protection the equivalent of separate policies in the amounts herein required, and provided further that in all other respects, any such policy or policies shall comply with the other provisions of this Sublease. In any such case Redhook shall deliver to PDA and to any Subleasehold Mortgagee a certificate in form and content reasonably acceptable to PDA.
7.8    The Parties acknowledge that Redhook's ability to obtain insurance coverage to the extent required under this Sublease and correlative provisions of the Master Lease, is dependent upon the availability of such insurance from insurance providers. In the event any insurance coverage required under this Sublease is commercially unreasonable the Parties will confer for the purpose of adjusting such coverage consistent with the prevailing insurance market conditions and will mutually cooperate to obtain the acknowledgement of the Air Force that affected provisions of the Master Lease cannot be complied with due to market conditions, thereby relieving FDA and Redhook of any obligation to comply with such requirements. Any such adjustment, however, shall be in effect only during the period when insurance market conditions dictate such change and shall not result in a permanent amendment of Redhook's obligations unless otherwise agreed in writing by the Parties, and, to the extent applicable, by the Air Force.
END OF ARTICLE 7

ARTICLE 8
PDA'S RIGHT TO PERFORM REDHOOK'S COVENANTS
8.1    If Redhook shall at any time fail to pay when due any Imposition or other charge or to pay for or maintain any of the insurance policies required under Article 7, or to make any other payment or perform any other act on Redhook's part required by this Sublease, then FDA, after ten (10) days written notice to Redhook (or, in case of any emergency, without notice, or with such notice as may be reasonable under the circumstances) and without waiving or releasing Redhook from any obligation of Redhook hereunder, may (but shall not be required to):
(i)    pay such Imposition or other charge, or
(ii)    pay for and maintain such insurance policies, or
(iii)    make such other payment or perform such other act on Redhook's part to be made or performed as provided in this Sublease, and may enter upon the Subleased Premises for such purpose and take all such action as may be deemed or appropriate by PDA to correct such failure of Redhook.
8.2    All sums so paid by PDA and all costs and expenses incurred by FDA in connection with the performance of any such act (together with interest thereon at the rate specified in Section 26.1 from the respective date(s) of PDA's making of each such payment or incurring of each cost or expenses) shall constitute additional rent payable by Redhook under this Sublease and shall be paid by Redhook to PDA on demand.
END OF ARTICLE 8

ARTICLE 9
USE OF SUBLEASED PREMISES
9.1    The permitted purposes for which Redhook may use the Subleased Premises are construction, development and operation of: (i) a brewery and regional corporate headquarters with office, warehousing, and other customary accessory uses incidental to a brewery; and (ii) restaurant, pub, and other customary accessory uses to a restaurant and pub but only to the extent permitted under PDA Land Use Controls as defined in Section 9.3 and subject to the requirement that Redhook continue to operate the brewery as the primary use. Redhook shall not use, or permit to be used, the Subleased Premises for any other purpose without the prior express written consent of PDA. Redhook is prohibited from any use of the Subleased Premises not specifically granted in this Section 9.1.
9.2    Redhook recognizes that the uses authorized in Section 9.1 are not granted on an exclusive basis and that PDA may enter into subleases or other agreements with other tenants or users at areas of the Airport other than the Subleased Premises for similar, identical, or competing uses. No provision of this Sublease shall be construed as granting or authorizing the granting of an exclusive right within the meaning of Section 308 of the Federal Aviation Act as the same may be amended from time to time.
9.3    Redhook agrees that it will keep the Premises in a neat, clean and orderly condition and shall be responsible for trash removal in accordance the provisions of Chapters 300 through 500 of the Pease Development Authority Zoning Requirements, Site Plan Review Regulations and Subdivision Regulations (collectively the ''Land Use Controls") and such other rules and regulations from time to time promulgated, provided that Redhook shall not be bound by any such rules and regulations until such time as it receives a copy thereof. Redhook agrees to cause trash receptacles to be emptied and trash removed at Redhook's sole cost and expense.
9.4    Redhook warrants that, prior to engaging in any permitted use, it will hold all certificates, permits, licenses or other entitlements required by federal, state or local laws in order to allow Redhook to conduct such permitted use, and that the same will then be and will thereafter be kept current, valid and complete. Redhook further warrants that it shall at all times abide by and conform with all terms of the same and that it shall give immediate notice to PDA of any additions, renewals, amendments, suspensions or revocations. In the use and occupation of the Subleased Premises and the conduct of such business thereon, Redhook, at its sole cost and expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions and boards, any national, state or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing.
9.5    Redhook shall have the right to contest by appropriate proceedings diligently conducted in good faith. without cost or expense to PDA, the validity or application of any law, ordinance, order, rule, regulation or requirement of the nature referred to in this Article. If compliance with any such law, ordinance, order, rule, regulation or requirement may be delayed on the basis of an order from a court of competent jurisdiction pending the prosecution of any such proceeding without the incurrence of any lien, charge or liability of any kind against the Subleased Premises or Redhook's interest therein and without subjecting PDA to any liability, civil or criminal, for failure so to comply therewith, Redhook may delay compliance therewith consistent with such court order. Even if such lien, charge or civil liability would be incurred by reason of any such delay, Redhook may, with the prior written consent of PDA, contest as aforesaid and delay as aforesaid, provided that such contest or delay does not subject PDA to criminal liability, damages or expense and provided that Redhook: (i) furnishes to PDA security, reasonably satisfactory to PDA, against any loss or injury by reason of such contest or delay; and (ii) prosecutes the contest with due diligence.
PDA shall not be required to join in any proceedings referred to in this Section unless the provisions of any applicable laws, rules or regulations at the time in effect shall require that such proceedings be brought by and/or in the name of PDA and PDA determines that such action is in its best interests, in which event PDA shall join in the proceedings, or permit the same to be brought in its name, if Redhook shall pay all expenses in connection therewith.
9.6    Nothing contained in this Article or any other provision of this Sublease, other than the indemnification obligations of PDA under Section 25.4 or any obligation of ?DA to pay costs under Section 26.4, shall be deemed to constitute a waiver of the sovereign immunity of the State of New Hampshire, which immunity is hereby reserved to PDA and to the State of New Hampshire.
9.7    Responsibility for compliance with all federal, state and local laws as required by this Article rests exclusively with Redhook. PDA assumes no enforcement or supervisory responsibility except with respect to matters committed to its jurisdiction and authority.
9.8    Redhook's use of the Subleased Premises shall be orderly and efficient and shall not cause any disruptions to other airport activities. Redhook shall not cause or maintain any nuisance on the Subleased Premises. Redhook shall conduct all of its activities hereunder in an environmentally responsible manner.
9.9    Redhook shall have the right to obtain supplies or services from suppliers, vendors or contractors of its own choice at the Subleased Premises, provided, however, that PDA reserves the right to prohibit such entities from engaging in the provision of passenger ground transportation services for hire (but not including the transport of beer or commodities used in the manufacture of beer or beer products) unless in accordance with an appropriate concession or other agreement with PDA.
9.10    Redhook acknowledges that PDA is subject to certain restrictions on the use of the Airport Property in accordance with Conditions 10, 17, 23 and 25 of the Master Lease. Notwithstanding any other provision of this Sublease, Redhook shall also comply with and be subject to the restrictions in Conditions 10, 17, 23 and 25 of the Master Lease to the extent applicable to the Subleased Premises or any rights granted to Redhook under Sublease in the same manner and to the same extent as PDA is obligated in its capacity as Lessee under the Master Lease.

9.11    Redhook acknowledges that PDA is a party to a sublease with Celltech Biologics, Inc. (the "Celltech Sublease") pursuant to which PDA shall not permit a brewery use within a defined area that includes the Subleased Premises. Notwithstanding this restriction, Celltech has consented to the construction and operation of a brewery by Redhook at the Subleased Premises based upon its review of the proposed brewery and execution of an agreement between Celltech and Redhook dated March 17, 1995 (the "Celltech/Redhook Agreement"). A copy of the Celltech/Redhook Agreement is attached hereto and incorporated herein as Exhibit "D-1". Redhook agrees that it will construct and operate its brewery facility in accordance with the terms and conditions set forth in the Celltech/Redhook Agreement.
END OF ARTICLE 9

ARTICLE 10
LIENS
10.1    During the term of this Sublease, Redhook shall not permit to remain, and shall promptly discharge, at its cost and expense, all liens, encumbrances and charges upon the Subleased Premises or any part thereof; provided, that the existence of any mechanics', laborers', materialmen's, suppliers' or vendors' liens or rights thereto shall not constitute a violation of this Article if payment is not yet due under the applicable contract. Redhook shall, however, have the right to contest with due diligence the validity or amount of any lien or claimed lien, if Redhook shall give to PDA such security as PDA may reasonably require to insure payment thereof and prevent any sale, foreclosure or forfeiture of Redhook's interest in the Subleased Premises or any portion thereof by reason of such nonpayment. On final determination of the lien or claim for lien, Redhook shall immediately pay any judgment rendered with all proper costs and charges and shall have the lien released or judgment satisfied at Redhook's own expense, and if Redhook shall fail to do so. PD,4 may at its option pay any such final judgment and clear the Subleased Premises therefrom. If Redhook shall fail to contest with due diligence the validity or amount of any such Hen or claimed lien, or to give PDA security as hereinabove provided, PDA may, but shall not be required to, contest the validity or amount of any such lien or claimed lien or settle or compromise the same without inquiring into the validity of the claim or the reasonableness of the amount thereof.
10.2    Should any lien be filed against the Subleased Premises or should any action of any character affecting the title thereto be commenced, Redhook shall give to PDA written notice thereof as soon as notice of such lien or action comes to the knowledge of Redhook.
END OF ARTICLE 10

ARTICLE 11
REPAIRS AND MAINTENANCE
Redhook covenants and agrees, throughout the term of this Sublease, without cost to PDA, to take good care of the Subleased Premises and related improvements, including sidewalks, curbs, parking areas designated for Redhook's exclusive use and fences, and to keep the same in good order and condition, and shall promptly at Redhook's own cost and expense, make all necessary repairs, internal and external, structural and nonstructural, ordinary as well as extraordinary, foreseen as well as unforeseen, to keep the Subleased Premises and related improvements in safe, clean and sanitary condition. Redhook's obligation hereunder shall also include grounds maintenance and restoration and snow removal from the Subleased Premises including any parking areas designated for Redhook's exclusive use. All such repairs made by Redhook shall be at least equal in quality to the original work and shall comply with the provisions of Article 15. Redhook shall keep and maintain all portions of the Subleased Premises and the parking areas and fences adjoining the same in a clean and orderly condition, free of accumulation of dirt and rubbish. When used in this Article, the terms "repairs" shall include replacements or renewals when necessary.
END OF ARTICLE 11

ARTICLE 12
RIGHT OF PDA TO INSPECT AND REPAIR
12.1    Redhook will permit PDA and its authorized agents and representatives to enter the Subleased Premises at all reasonable times and upon reasonable notice for the purpose of: (i) inspecting the same; and (ii) making any necessary repairs and performing any other work that may be necessary by reason of Redhook's failure to comply with the terms of this Sublease within ten (10) days after written notice from PDA, unless an emergency situation (as determined in FDA's sole discretion) requires earlier action by PDA. Nothing herein shall imply any duty upon the part of PDA to do any such work and performance thereof by PDA shall not constitute a waiver of Redhook's default in failing to perform the same. PDA may during the progress of such work keep and store in or on the Subleased Premises all necessary materials, tools, supplies and equipment. PDA shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Redhook by reason of making such repairs or the performance of any such work, on or account of bringing materials, tools, supplies or equipment into or through the Subleased Premises during the course thereof and the obligations of Redhook under this Sublease shall not be affected thereby. Nothing herein shall limit the provisions of Article 8.
12.2    Redhook shall allow any agency of the United States, its officers, agents, employees and contractors to enter upon the Subleased Premises for any purposes not inconsistent with Redhook's quiet use and enjoyment, including but not limited to the purpose of inspection. Notwithstanding the preceding sentence, in the event the Air Force as Lessor under the Master Lease (or any other agency having a right of entry under the Federal Facilities Agreement (FFA) as defined in Section 25.8) determines that immediate entry is required for safety, environmental, operations or security purposes it may effect such entry without prior notice. Redhook shall have no claim against PDA or against the United States or any officer, agent, employee or contractor thereof on account of any such entries.
12.3    Redhook acknowledges that from time to time PDA may undertake construction, repair or other activities outside of the Subleased Premises related to the operation, maintenance and repair of the Airport which will require temporary accommodation by Redhook. Redhook agrees to accommodate PDA in such matters, even though Redhook's own activities may be inconvenienced or partially impaired, and Redhook agrees that no liability shall attach to PDA, its members, employees or agents by reason of such inconvenience or impairment, unless such activities of PDA hereunder are performed in a negligent manner. PDA shall consult with Redhook in advance of undertaking any activities authorized under this Section 12.3 and shall undertake reasonable efforts to avoid or mitigate significant impacts to Redhook's permitted use of the Subleased Premises resulting from such activities by PDA.
END OF ARTICLE 12

ARTICLE 13
GENERAL INDEMNIFICATION BY REDFIOOK
13.1    In addition to any other obligation of Redhook under this Sublease to indemnify, defend and hold harmless FDA, Redhook agrees to indemnify, defend and hold harmless PDA against and from any and all claims, judgments, damages, penalties, fines, assessments, costs and expenses, liabilities and losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on the use of the Premises, sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees) resulting or arising during the term of this Sublease:
(1)    from any condition of the Premises (except as otherwise set forth in Article 25 and except for any concealed condition of the Premises created by PDA prior to the Term Commencement Date and not capable of discovery by diligent inspection), including any building structure or improvement thereon;
(2)    from any breach or default on the part of Redhook in the performance of any covenant or agreement on the part of Redhook to be performed pursuant to the terms of this Sublease, or from any act or omission of Redhook, or any of its agents, contractors, servants, employees, sublessees, licensees or invitees; or
(3)    from any accident, injury, loss or damage whatsoever caused to any person or property occurring during the term of this Sublease, on or about the Subleased Premises (including ramp and parking areas), or upon the land, streets, curbs or parking areas adjacent thereto.
In the event that any action or proceeding is brought against PDA by reason of any matter for which Redhook has hereby agreed to indemnify, defend, or hold harmless FDA, Redhook, upon notice from FDA, covenants to resist or defend such action or proceeding with counsel acceptable to PDA.
13.2    The term "Person" as used in this Article and Article 25 shall include individuals, corporations, partnerships, governmental units and any other legal entity entitled to bring a claim, action or other demand or proceeding on its own behalf or on behalf of any other entity.
13.3    Redhook also expressly waives any claims against the United States of America (except as provided in Article 25), including the Air Force, and further agrees to indemnify, save, hold harmless and defend the Air Force to the same extent required of PDA under the Master Lease.
END OF ARTICLE 13

ARTICLE 14
UTILITIES
14.1    PDA shall bring or shall cause utility lines to be brought to the boundary of the Subleased Premises at the points existing as of the Term Commencement Date or such other points as may be designated by PDA (in consultation with Redhook). The utility lines shall have the capacities existing as of the Term Commencement Date which, except as otherwise set forth in Section 14.6 of this Sublease, Redhook acknowledges are sufficient to enable Redhook to obtain for the buildings at the Subleased Premises, as of the date of commencement of Redhook's activities, sufficient water, electricity, telephone and sewer service. Redhook shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which such utilities are supplied to, distributed in or serve the Subleased Premises_ If Redhook desires to install any equipment which shall require additional utility facilities or utility facilities of a greater capacity than the facilities provided by PDA, such installation shall be subject to PDA' s prior written approval of Redhook's plans and specifications therefor, which approval shall not be unreasonably withheld. If such installation is approved by PDA and if PDA agrees to provide any additional facilities to accommodate Redhook's installation, Redhook agrees to pay PDA, in advance and on demand, the cost for providing such additional utility facilities or utility facilities of greater capacity.
PDA, at its sole discretion, shall have the right from time to time to alter the method and source of supply of any or all of the above enumerated utilities to the Subleased Premises and Redhook agrees to execute and deliver to PDA such documentation as may be required to effect such alteration. Prior to undertaking any such alteration PDA shall consult with Redhook and shall exercise reasonable efforts to avoid or minimize any interruption to any affected service.
Redhook agrees to pay all periodic charges for any utility services supplied by FDA, public utility or public authority, or any other person, firm or corporation.
PDA shall have the option to supply any of the above enumerated utilities to the Subleased Premises. If PDA shall elect to supply any of such utilities to the Subleased Premises, Redhook will purchase its requirements for such services tendered by PDA, and Redhook will pay PDA, within ten (10) days after mailing by PDA to Redhook of statements therefor, at the applicable rates determined by PDA from time to time which PDA agrees shall not be in excess of the public utility rates for the same service, if applicable, to other aviation tenants at the Airport. If PDA so elects to supply any of such utilities, Redhook shall execute and deliver to PDA, within ten (10) days after request therefor, any documentation reasonably required by PDA to effect such change in the method of furnishing of such utilities.
14.2    PDA shall not be responsible for providing any meters or other devices for the measurement of utilities supplied to the Subleased Premises. Redhook shall install or make application and arrange for the installation of all such meters or other devices and shall also procure, or cause to be procured, without cost to PDA, any and all necessary permits, licenses or other authorizations required for the lawful and proper installation and maintenance upon the Subleased Premises of wires, pipes, conduits, tubes and other equipment and appliances required to supply any such service upon the Subleased Premises, and Redhook shall be solely responsible for and promptly pay, as and when the same become due and payable, all charges for water, sewer, electricity, gas, telephone and any other utility used or consumed in the Subleased Premises and supplied by PDA, any public utility or authority or any other person, firm or corporation.
14.3    All work and construction under this Article shall comply with the provisions of Article 15 of this Sublease applicable to construction work.
14.4    Redhook (and any sublessee or assignee of Redhook) shall be solely responsible for obtaining at its sole cost and expense any sewage or stormwater discharge permits as may be required for its operations under this Sublease (or any sublease or assignment). Redhook (and any sublessee or assignee of Redhook) shall be required to comply with any and all land use control regulations promulgated by PDA and any and all federal, state and local requirements and standards concerning stormwater discharges and discharges to sewage treatment works, including, without limitation, any pre-treatment requirements.
14.5    Redhook acknowledges that PDA is a party to a Wastewater Disposal and Water Service Agreement, and a Wastewater Disposal and Water Service Facilities Sublease and License Agreement and a Wastewater Disposal and Water Facilities Transfer Agreement with the City of Portsmouth (collectively the "Water Agreements") pursuant to which PDA has agreed to convey to the City of Portsmouth all subsurface water rights transferred to FDA pursuant to the Master Lease. Subject to the provisions of the Water Agreements, Redhook shall have the right, further subject to obtaining all required governmental approvals and permits and complying with all applicable governmental permits, laws, ordinances, and regulations, to drill wells for irrigation purposes only on the Subleased Premises.
14.6    The Parties acknowledge that the existing Wastewater Treatment Facility at Pease (the "Pease WWTF") is inadequate to accommodate Redhook's contemplated development of the Subleased Premises and that, in satisfaction of the applicable condition of the Site Review approval issued under the PDA Land Use Controls, PDA and Redhook have entered into a Site Review Agreement (to which the City of Portsmouth is also a party), that requires substantial improvements to the Pease WWTF. The required improvements are set out in the Camp, Dresser, McKee Report dated March 15, 1995, (the "CDM Report"), a copy of which is attached as Exhibit C-1.
All improvements to the Pease WWTF required to comply with the Site Review Agreement, as specified in the CDM Report, shall be implemented as follows:
(i)    PDA will provide initial financing to cover the costs of design and construction of said improvements over and above the One Million Dollars ($1,000,000) contribution of Redhook required to be made under Subsection (iii), below;
(ii)    PDA shall undertake the design and construction of said improvements and shall exercise best efforts to complete such work on a schedule that will allow Redhook to utilize the Pease WWTF at an average daily volume not to exceed the following levels of discharge as of the designed milestone date:
Milestone Date    Average Daily Discharge Volume
By June 1, 1996    40,000 gallons at 900 BOD/900 TSS
By January 1, 1997    96,000 gallons at 900 BOD/900 TSS
By January 1, 1998    160,000 gallons at 900 BOD/900 TSS     (100% of discharge capacity)
In the event Redhook seeks to achieve 100% discharge capacity prior to January 1, 1998, it shall provide PDA with written notice of the requested target date for achieving 100% capacity. PDA shall review Redhook's request and the Parties shall attempt in good faith to reach agreement to accommodate Redhook's request if PDA determines such effort to be feasible and practical. If the parties agree to accelerate the schedule, Redhook shall be responsible for paying the costs of the improvements to the extent such costs are attributable to the acceleration of the completion of the improvements, but only to the extent the overall costs of the improvements are greater than PDA's cost for such improvements without taking into account such acceleration. Redhook shall provide PDA with sufficient funds in advance to meet all such estimated additional costs to achieve Redhook's request for acceleration and Redhook shall pay any further such additional costs as may be incurred by PDA (at the same time as such costs are due to be paid by PDA) in connection with the acceleration of the work over and above the Redhook advance payment PDA's agreement to perform the work on an accelerated basis may, if PDA so elects, be conditioned upon PDA receiving guarantees or security from Redhook acceptable to PDA to ensure that Redhook's payment obligations under this Subsection are fully satisfied. Redhook shall also reimburse PDA for any reasonable costs incurred by PDA, including, without limitation, engineering and other consultant fees, in connection with PDA's review of any request submitted by Redhook to accelerate the above milestone dates.
(iii)    Prior to the closing on the terms of the financing of the improvements pursuant to Subsection (i), Redhook shall deposit the sum of One Million Dollars ($1,000,000) with First National Bank of Portsmouth, Newington Branch, in an interest bearing escrow trust account to be held for the joint benefit of Redhook and PDA and to provide a source for the payment of Redhook's share of the cost of said improvements (such account is referred to hereafter as the "Redhook Fund Account"). PDA shall have the right to draw on the Redhook Fund Account to pay the cost of improvements as incurred over the course of the project, provided that the funds to meet project costs when due shall be drawn from PDA available funds and from the Redhook Fund Account according to the following ratio: 2.5 (PDA funds) to 1.0 (Redhook Fund Account). This fund utilization ratio shall continue until One Million Dollars ($1,000,000) has been withdrawn by PDA from the Redhook Fund Account The interest earned by the Redhook Fund Account shall remain in the Redhook Fund Account until One Million Dollars ($1,000,000) has been withdrawn by PDA, at which time First National Bank of Portsmouth shall distribute all remaining funds to Redhook and the Redhook Fund Account shall be closed. PDA shall provide Redhook with quarterly reports on its utilization of funds from the Redhook Fund Account, each of which reports shall provide Redhook with a summary indicating that PDA and Redhook funds have been drawn in accordance with the fund utilization ratio set forth herein. Notwithstanding any other provision of this Sublease, in the event of a default by Redhook of any of its obligations under this Section 14.6, in addition to any other remedies that the PDA may have under this Sublease or under law, PDA may utilize any remaining funds in the Redhook Fund Account toward the cure of Redhook's default.
Notwithstanding any other provision of this Sublease, in satisfying its financing obligation under Subsection (i) of this Section 14.6 PDA shall be free to utilize any grant moneys available to it, or any other moneys available to meet the costs of the improvements to the Pease WWTF made under this Section 14.6, including payments required to be made by the City of Portsmouth pursuant to applicable agreements.
END OF ARTICLE 14

ARTICLE 15
ALTERATIONS - SIGNS
15.1    Redhook shall not place or construct any improvements, changes, structures, alterations or additions beyond Redhook Improvements to be constructed under Article 2A (cumulatively referred to as "Alterations") in, to or upon the Subleased Premises without PDA's written consent, which consent shall not be unreasonably withheld or delayed. Unless Redhook is subject to an earlier notice requirement under PDA Land Use Controls or other applicable requirements with respect to the information required under this Section, any request for PDA's consent shall be made upon sixty (60) days written notice and shall be accompanied by preliminary engineering or architectural plans or, if consented to by PDA, working drawings. PDA shall be deemed to have granted its consent to Redhook's request if PDA fails to provide Redhook with PDA's response within sixty (60) days of receipt of Redhook's notice. If PDA grants or is deemed to have granted its consent, all such work shall be done at Redhook's sole cost and expense, subject, in all cases, to the following covenants:
(1)    All work and Alterations or additions shall be done in compliance with all applicable governmental regulations, codes, standards or other requirements, including fire, safety and building codes and Land Use Regulations promulgated by FDA and with the provisions of Article 25 of this Sublease. This obligation shall include compliance with all applicable provisions of the FFA (as defined in Section 25.8), including obligations imposed upon PDA in respect to construction and construction related work.
(2)    All work performed hereunder shall be performed in a good and workmanlike manner, shall conform to drawings and specifications approved by PDA, and shall not be disruptive of the overall operation of the Airport. All contractors engaged by Redhook to perform such work shall employ labor that can work in harmony with all elements of labor at the Airport.
(3)    During the period of construction of any Alterations, Redhook or any contractor, subcontractor or sublessee of Redhook shall maintain or cause to be maintained the following insurance:
(i)    The comprehensive general liability and property damage insurance provided for in paragraph (a) of Section 7.2 shall be maintained for the limits specified thereunder and shall provide coverage for the mutual benefit of PDA and Redhook as named insured in connection with any Alteration permitted pursuant to this Article 15;
(ii)    Fire and any other applicable insurance provided for in Article 7 which if not then covered under the provisions of existing policies shall be covered by special endorsement hereto in respect to any Alteration, including all materials and equipment therefor incorporated in, on or about the Subleased Premises (including excavations, foundations, and footings) under a broad form all risks builder's risk completed value form or equivalent thereof; and

(iii)    (iii) Workers' compensation insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against PDA, Redhook or the Subleased Premises, with statutory limits as then required under the laws of the State of New Hampshire.
The provisions of all applicable Sections of Article 7 of this Sublease shall apply to all insurance provided for in this Section.
(4)    Redhook shall provide PDA with MYLAR as-built drawings of any Alterations when any alteration authorized hereunder is completed. In the case of Alterations under $10,000 and not involving utility liens, as-built shop drawings may be maintained in lieu of MYLAR drawings.
15.2    Redhook may erect and maintain suitable signs only within the Subleased Premises and upon receiving the prior written approval of PDA. Redhook shall submit drawings of proposed signs and information on the number, size, type, and location, all of which PDA may review for harmony and conformity with the overall structure and architectural setting of the Subleased Premises and the Airport as well as with FDA's Land Use Control Regulations.
15.3    Notwithstanding any other provision of this Sublease, the right of Redhook to place or construct Alterations in, to or upon the Subleased Premises shall be subject to Condition 17 of the Master Lease.
15.4    In addition to the requirements to provide notice to PDA under this Article 15 in respect to any Alteration, Redhook shall also provide notice to Air Force, EPA and NHDES in the same manner and to the extent required of PDA under Condition 10.16 of the Master Lease. In undertaking any Alteration Redhook shall comply with Condition 10.17 of the Master Lease to the same extent required of FDA.
15.5    Notwithstanding the provisions of Section 15.1, PDA's consent shall not be required with respect to non-structural Alterations that in each instance do not require the independent consent of PDA under PDA Land Use Controls, cost less than One Hundred Thousand Dollars ($100,000) and do not detract from the value of the Subleased Premises.
END OF ARTICLE 15

ARTICLE 16
DESTRUCTION AND RESTORATION
16.1    Subject to the rights of a Subleasehold Mortgagee under Section 19.7, in the event any portion of the Subleased Premises, including any building(s), or other improvements or facilities located on the Subleased Premises, (but excluding movable trade fixtures, furniture and equipment), shall be damaged by fire or other casualty to the extent of fifty percent (50%) or less of the replacement value, as determined by agreement of the Parties, but if the Parties cannot agree, by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or such other arbitration process as the Parties may agree), such damage shall be repaired by Redhook as promptly as possible and at Redhook's expense so as to restore the same as nearly as possible to the condition prior to such damage. In discharging this obligation Redhook may utilize available insurance in accordance with the provisions of Section 16.5 and Section 16.6 and shall perform such work in accordance with Section 16.7.
16.2    Subject to the rights of a Subleasehold Mortgagee under Section 19.7, in the event of damage to or destruction of any portion or component of the Subleased Premises, including any building(s) or other improvements or facilities on the Subleased Premises (but excluding Redhook's equipment, production facilities, inventory, fixtures, and furniture) by fire or other casualty, to an extent greater than fifty percent (50%), as determined by agreement of the Parties, but if the Parties cannot agree, by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or such other arbitration process as the Parties may agree), Redhook shall have the election either to terminate this Sublease in accordance with Section 16.3 as it relates to the damaged portions or to repair and restore the damaged portions in accordance with Sections 16.4 and 16.5.
16.3    In the event Redhook elects to terminate this Sublease as allowed in Section 16.2, it shall provide written notice of such termination to PDA within thirty (30) days following the occurrence of such damage or destruction, which termination shall be effective on the third day following the date of receipt of such notice. In such event, the proceeds received from any applicable policy of insurance shall be applied first to removing any debris and restoring the site to a condition satisfactory to PDA, and second to any sums owed by Redhook to PDA. Any balance remaining from any insurance proceeds shall then be apportioned between PDA and Redhook as follows:
First, to PDA, an amount equal to the value of the leasehold improvements made at FDA's expense.
Second, to Redhook, an amount equal to that portion of the proceeds awarded for the buildings, improvements or facilities constructed at Redhook's expense multiplied by a fraction, the numerator of which is the number of months left in the lease term as of the date the damage occurred and the denominator of which is the remaining useful life, expressed in months, of such buildings, improvements or facilities.
Third, to PDA any remaining balance.

16.4    In the event Redhook shall elect to repair and restore the damaged premises in accordance with 16.3, it shall provide written notice of such election to FDA within thirty (30) days following the occurrence of such damage or destruction. In the event Redhook elects to repair the damage or destruction or fails to exercise its option to terminate herein, Redhook shall promptly repair and restore the damaged property to its condition immediately prior to the occurrence of the fire or other cause. All insurance proceeds shall be held by Redhook in a New Hampshire Bank in trust for the mutual benefit of PDA and Redhook, and shall be paid out from time to time as the repair/restoration work progresses. Redhook shall provide PDA with monthly reports of all expenditures from the insurance trust fund and, for any expenditure over seventy-five thousand dollars ($75,000), shall obtain the prior written approval of PDA. Any request for ?DA approval shall be submitted at least fourteen days in advance of the intended payment date and shall be accompanied by sufficient supporting material (including a statement from Redhook that the work subject to the payment request has been satisfactorily performed) to allow PDA to make an informed decision on the propriety of Redhook's payment request. If the total insurance proceeds exceed the amount required to pay the cost of all construction when completed, Redhook shall be entitled to retain such excess.
16.5    Subject to the rights of a Subleasehold Mortgagee under Section 19.7, all insurance money paid on account of any damage or destruction (less the actual cost, fees and expenses, if any, incurred by ?DA in connection with the adjustment of the loss, which costs, fees and expenses shall be paid to PDA) shall be applied, to the payment of the cost of the aforesaid restoration, repairs, replacement, rebuilding or alterations, including the cost of demolition and temporary repairs and for the protection of property pending the completion of permanent restoration, repairs, replacements, rebuilding or alterations (all of which temporary repairs, protection of property and permanent restoration, repairs, replacement, rebuilding or alterations are hereinafter collectively referred to as "restoration"). Such insurance money shall be held and applied in accordance with the terms of this Article.
16.6    All repair/restoration work under this Article shall comply with the provisions of Article 15 of this Sublease applicable to construction work.
16.7    Except as otherwise expressly provided in this Article, no destruction of, or damage to the Subleased Premises or any part thereof by fire or any other cause shall permit Redhook to surrender this Sublease or shall relieve Redhook from its obligations to pay the full ground rent, and additional rent payable under this Sublease or from any of its other obligations under this Sublease, and Redhook waives any rights now or hereafter conferred upon it by statute or otherwise to quit or surrender this Sublease or the Subleased Premises or any suspension, diminution, abatement or reduction of rent on account of any such destruction or damage other than as allowed under this Article.
16.8    Redhook is relieved of the obligation, but may elect, to repair and restore the Premises during the final three (3) years of the Base Term and the final two (2) years of any Extension Term in the event of damage to or destruction to any building(s) or other improvements or facilities on the Subleased Premises to an extent greater than twenty-five percent (25%) of the replacement value, as determined by agreement of the parties but if the parties cannot agree by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or such other arbitration process as the Parties may agree), provided; (i) Redhook is not then in default under any provision of this Sublease; (ii) the remaining structures and improvements are made secure and complete by partial repairs to the extent required by applicable building codes, or otherwise by PDA for public safety purposes; (iii) all debris is removed; (iv) Redhook relinquishes to PDA all insurance proceeds attributable to the buildings and improvements (but not to Redhook's equipment and personal property) remaining after completion of such partial repairs and removal of debris; and (v) Redhook surrenders the Subleased Premises if requested by PDA.
END OF ARTICLE 16

ARTICLE 16A
EMINENT DOMAIN
16A.1.    In the event that there is a taking by eminent domain of the whole of the Subleased Premises, this Sublease shall terminate and the entire damages attributable to the land area shall accrue to PDA, and that portion of the damages attributable to the capital improvements or buildings shall be divided between PDA and Redhook in the same priority and on the same basis as the allocation of damages under Section 16.3 relating to leasehold improvements. Any remaining balance from damages shall be payable to PDA.
16A.2.    In the event that there is a taking by eminent domain of a portion of the Subleased Premises, then this Sublease shall terminate as to the portion taken and the amount of the damages attributable to the area taken shall be apportioned between PDA and Redhook in the same manner as set forth in Section 16/61.1. In the event that the taking shall not be of the entire Subleased Premises, but the part of the Subleased Premises remaining shall not be reasonably sufficient and suitable for Redhook's use and occupancy for the purposes permitted hereunder, then Redhook may terminate this Sublease forthwith. If Redhook so determines and terminates this Sublease, the damages shall be divided between PDA and Redhook as follows: (i) FDA shall receive that portion of the damages allocable to the land; (ii) Redhook shall receive a percentage of the remaining damages, after subtracting PDA's land value, that is equal to the ratio of the undepreciated balance of any improvements made by Redhook at its sole expense calculated over their useful life on a straight line basis as compared with the original basis of such improvements by Redhook for federal tax purposes; and (iii) any remaining balance to PDA.
In the event of such partial taking and an election by Redhook not to terminate this Sublease as herein provided, the total amount of damages shall accrue to PDA, and the rental paid by Redhook shall be reduced in the proportion which the area of the portion taken bears to the area demised under the provisions hereof.
16A.3.    Notwithstanding any other provision of this Sublease, in the event of a temporary taking i.e., 2 years or less) this Sublease shall not terminate but shall resume at the expiration of the period within which the taking authority exercises dominion of the area subject to the temporary taking, provided, however, that in such event Redhook shall be under no obligation to pay rent for the portion of the Premises that Redhook is unable to use as a result of the taking and shall be allowed to share in any damages to the extent that the award reflects the fair rental value of the property taken and such value exceeds the established rental, including all applicable charges, required to be paid by Redhook to PDA under this Sublease.
END OF ARTICLE 16A

ARTICLE 17
DEFAULT BY PDA
The occurrence of the following events shall constitute a default and breach of this Sublease by PDA:
The failure by PDA to observe or perform any covenant required to be observed or performed by it where such failure continues for thirty (30) working days after written notice thereof by Redhook to PDA, provided that if the default is such that the same cannot reasonably be cured within such 30 day period, PDA shall not be deemed to be in default if it shall have commenced the cure and thereafter diligently prosecutes the same to completion.
17.1    In the event of any such default by PDA. Redhook may elect among any one or more of the following remedies:
(1)    termination of this Sublease;
(2)    a rental abatement based on the degree of uninhabitability (as determined by agreement of the Parties) of the Subleased Premises caused by PD A's default but only for the period that such default remains in effect;
(3)    subject to available legal and factual defenses,

▪	a decree or order of a court of competent jurisdiction compelling specific performance by PDA of its obligations under the Sublease;

•	a decree or order by a court of competent jurisdiction restraining or enjoining the breach by FDA of any of its obligations under the Sublease;
(4)    to the extent allowed by law, the right to undertake to cure PDA's default, in which event PDA shall pay Redhook the reasonable costs incurred in such undertaking, provided that such cost does not exceed the value of the rental payments to FDA due under this Sublease for any one year period. Notwithstanding any other provision of this Sublease, this right to undertake to cure PDA's default shall not extend beyond the Subleased Premises and shall not be exercised in any way that causes disruption or interference with the overall operation of the Airport.
END OF ARTICLE 17

ARTICLE 18
DEFAULT BY REDHOOK
18.1    The occurrence of any of the following events shall constitute a default and breach of this Sublease by Redhook ("Default"):
A.    The failure by Redhook to pay when due the ground rent or additional rent or to make any other payment required to be made by Redhook to RDA hereunder where such failure continues for seven (7) working days after written notice thereof by PDA to Redhook.
B.    The abandonment or vacation of the Subleased Premises by Redhook while in breach or default of any provision of this Sublease or that lasts for 14 days or more.
C.    The failure by Redhook to observe and perform any other provision of this Sublease (including without !imitation its obligations under this Sublease to comply with federal, state and local laws and regulations) to be observed or performed by Redhook, where such failure continues for thirty (30) working days after written notice thereof by PDA to Redhook; provided that if the nature of such default is such that the same cannot reasonably be cured within such thirty-day period, Redhook shall not be deemed to be in default if Redhook shall within such period commence such cure and thereafter diligently prosecutes the same to completion.
D.    The making by Redhook of any general assignment for the benefit of creditors; the filing by or against a Redhook of a petition to have Redhook adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy where possession is not restored to Redhook within sixty (60) days; or the attachment, execution or other judicial seizure of substantially all of Redhook's assets located at the Subleased Premises or of Redhook's interest in this Sublease, where such seizure is not discharged within thirty (30) days, unless such seizure is by a Subleasehold Mortgagee exercising its rights under the Subleasehold Mortgage and said Subleasehold Mortgagee assumes the position of Redhook under the Sublease.
18.2    In the event of any Default by Redhook, PDA shall have the option to terminate this Sublease and all rights of Redhook hereunder by giving written notice of such intention to terminate in the manner specified herein, or PDA may elect among any one or more of the following remedies without limiting any other remedies available to FDA:
(1)    subject to available legal and factual defenses,

-	a decree or order of a court of competent jurisdiction compelling specific performance by Redhook of its obligations under the Sublease;

-	a decree or order by a court of competent jurisdiction restraining or enjoining the breach by Redhook of any of its obligations under the Sublease; and

(2)    to the extent allowed by law, the right to undertake to cure Redhook's default, in which event Redhook shall pay PDA the reasonable costs incurred in such undertaking, provided that such cost does not exceed the value of the rental payments to PDA due under this Sublease for the year in which such default occurs. Except for emergency conditions, PDA shall provide Redhook with two (2) business days prior written notice of its intent to exercise the right to undertake to cure Redhook's default. In the event Redhook commences to cure such default within this two (2) day period and diligently prosecutes the same to completion, PDA shall refrain from exercising the right to undertake its own cure of Redhook's default.
In the event that PDA shall elect to so terminate this Sublease, then FDA may recover from Redhook:
(i)    any unpaid rent up to the effective date of termination; plus
(ii)    any other amount necessary to compensate PDA for all the detriment proximately caused by Redhook's failure to perform its obligations under this Sublease or which in the ordinary course of things would be likely to result therefrom including the discounted value of the rental payments to PDA under the full term of this Sublease not otherwise offset by rentals realized from a subsequent sublease with a third party, including a sublessee provided by Redhook and reasonably acceptable to PDA; plus
(iii)    such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable New Hampshire law.
18.3    In the event of any Default by Redhook, PDA shall also have the right, with or without terminating this Sublease, to reenter the Subleased Premises and remove all persons and property from the Subleased Premises to the extent allowed under New Hampshire law. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Redhook. Under no circumstances shall FDA be held liable in damages or otherwise by reason of any such reentry or eviction or by reason of the exercise by FDA of any other remedy provided in this Article. All property of Redhook which is stored by PDA may be redeemed by Redhook within thirty (30) days after PDA takes possession upon payment to PDA in full of all obligations then due from Redhook to PDA and of all costs incurred by FDA in providing such storage. If Redhook fails to redeem such property within this thirty (30) day period, PDA may sell the property in any reasonable manner, and shall apply the proceeds of such sale actually collected first against the costs of storage and sale and then against any other obligation due from Redhook.
18.4    In the event of the vacation or abandonment of the Subleased Premises by Redhook for seven (7) days or in the event that PDA shall elect to reenter as provided in Section 18.3 or shall take possession of the Subleased Premises pursuant to any provision of New Hampshire law or pursuant to any notice provided by law, then if PDA does not elect to terminate this Sublease as provided in Section 18.2, PDA may from time to time, without terminating this Sublease, either recover all rental as it becomes due or relet the Subleased Premises or any part thereof for such terms and conditions as PDA in its sole discretion may deem advisable, including the right to make alterations and repairs to the Subleased Premises. In the event that PDA shall elect to relet, then rentals received by PDA from such reletting shall be applied: first, to the payment of any indebtedness other than rent due hereunder from Redhook to PDA; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Subleased Premises; fourth, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by PDA and applied in payment of future rent as the same may become due and payable hereunder. Should the amount of rental received from such reletting during any month which is applied to the payment of rent be less than that required to be paid during that month by Redhook under this Sublease, then Redhook shall pay such deficiency to PDA immediately upon demand by PDA.
Such deficiency shall be calculated and paid monthly. Redhook shall also pay to FDA, as soon as ascertained, any costs and expenses incurred by PDA in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.
18.5    The various rights and remedies reserved to PDA, including those not specifically described under this Sublease, shall be cumulative, and, except as otherwise provided by New Hampshire statutory law in force and effect at the time of the execution of this Sublease, FDA may pursue any or all of such rights and remedies, whether at the same time or otherwise.
18.6    No delay or omission of PDA to exercise any right or remedy shall be construed as a waiver of any such right or remedy or of any default by Redhook.
18.7    Notwithstanding any other provision of this Lease in the event the breach by Redhook in the reasonable opinion of PDA affects or is likely to affect the efficient operation of the Airport or give rise to public safety concerns, in addition to any other remedy it may have under this Lease, PDA shall also be entitled (but shall not be obligated) to take whatever actions is deemed necessary by PDA to abate or cure such situation and Redhook shall reimburse PDA for all casts incurred by PDA in taking such action.
END OF ARTICLE 18

ARTICLE 19
DELEGATION - ASSIGNMENT - SUBLEASES - MORTGAGES
19.1    Delegation. Redhook shall not have the right to delegate any of its responsibilities or obligations under this Sublease, except as provided in this Article 19.
19.2    Assignment. Redhook may, subject to Condition 20 of the Master Lease, without the approval of PDA, assign its rights under this Sublease to a related entity for which Redhook retains at least fifty-one percent (51%) controlling interest in such entity ("Related Entity"). All other assignments shall be subject to approval of PDA, which approval shall not be withheld unreasonably.
19.3    Subleases. Redhook may not enter into any sublease of the Subleased Premises without PDA's prior written approval. Any request for PDA's approval shall be made at least thirty (30) days prior to the commencement of such tenancy and shall provide detailed information concerning the identity and financial condition of the proposed sublessee and the terms and conditions of the proposed sublease. PDA shall not unreasonably withhold its consent to such sublease if: (1) the use of the Subleased Premises associated with any sublease(s) is permitted under Article 9, (2) the sublease(s) are consistent with the terms and conditions of this Sublease; provided, however, that Redhook may rent the subleased area at rentals deemed appropriate by Redhook, (3) Redhook remains primarily liable to PDA to pay rent and to perform all other obligations to be performed by Redhook under this Sublease, and (4) the proposed sublessee is financially and operationally responsible. In the event the rent for the Subleased Premises exceeds the rental charged to Redhook under Article 4, Redhook shall remit sixty percent (60%) of said excess to PDA upon receipt by Redhook, provided, however, that any rental received by Redhook during a period in which no rental is due to PDA shall be paid in its entirety to PDA.
19.4    Continuing Liability of Redhook. No subletting, assignment or transfer, whether PDA's consent is required or otherwise given hereunder, shall release Redhook's obligations or alter the primary liability of Redhook to pay the rent and to perform all other obligations to be performed by Redhook hereunder. The acceptance of rent by PDA from any other person shall not be deemed to be a waiver by PDA of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. If any assignee of Redhook or any successor of Redhook defaults in the performance of any of the terms hereof, PDA may proceed directly against Redhook without the necessity of exhausting remedies against such assignee or successor. If Redhook assigns this Sublease, or sublets all or a portion of the Subleased Premises, or requests the consent of PDA to any assignment or subletting, or if Redhook requests the consent of PDA for any act that Redhook proposes to do, then Redhook shall pay PDA's reasonable processing fee and reimburse PDA for all reasonable attorneys' fees incurred in connection therewith. Any assignment or subletting of the Subleased Premises that is not in compliance with the provisions of this Article 19 shall be void and shall, at the option of PDA, terminate this Sublease.
19.5    Bankruptcy. If a petition is filed by or against Redhook for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), and Redhook (including for purposes of this

Section Redhook's successor in bankruptcy, whether a trustee or Redhook as debtor-in-possession) assumes and proposes to assign, or proposes to assume and assign, this Sublease pursuant to the provisions of the Bankruptcy Code to any person or entity who has made a bona fide offer to accept an assignment of this Sublease, then notice of the proposed assignment setting forth (a) the name and address of the proposed assignee, (b) all of the terms and conditions of the offer and proposed assignment, and (c) the adequate assurance to be furnished by the proposed assignee of its future performance under the Sublease, shall be given to PDA by Redhook no later than twenty (20) days after Redhook has made or received such offer, but in no event later than thirty (30) days prior to the date on which Redhook applies to a court of competent jurisdiction for authority and approval to enter into the proposed assignment. If this Sublease is assigned pursuant to the provisions of the Bankruptcy Code, PDA may request from the assignee a guarantee similar to that requested of Redhook under Article 29. Any person or entity to which this Sublease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or documentation, to have assumed all of Redhook's obligations arising under this Sublease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to FDA an instrument confirming such assumption. No provision of this Sublease shall be deemed a waiver of PDA's rights or remedies under the Bankruptcy Code to oppose any assumption and/or assignment of this Sublease, to require a timely performance of Redhook's obligations under this Sublease, or to regain possession of the Premises if this Sublease has neither been assumed nor rejected within sixty (60) days after the date of the order for relief or within such additional time as a court of competent jurisdiction may have fixed. Notwithstanding anything in this Sublease to the contrary, all amounts payable by Redhook to or on behalf of PDA under this Sublease, whether or not expressly denominated as rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code.
19.6    Notwithstanding any other provision of this Sublease, any assignment, sublease or mortgage shall comply with the provision of Article 25 including the notice requirements of Condition 10.8 of the FFA (as that term is defined in Section 25.8).
19.7    Mortgages. Redhook shall have the right, at any time during the term of this Sublease, to encumber its estate in the Subleased Premises pursuant to one or more mortgages or deeds of trust ("Subleasehold Mortgage") only to provide financing for the cost of any authorized capital improvements with a useful life in excess of five years. No Subleasehold Mortgage shall extend to or affect the fee, the reversionary interest or the estate of PDA and/or the Air Force in or to any land, building or improvements existing or subsequently constructed on the Subleased Premises and all such mortgages shall be subordinate to any security interest in the Subleased Premises or any property of Redhook at the Subleased Premises granted to FDA or the State of New Hampshire in conjunction with any financing assistance under Section 4A.1. No Subleasehold Mortgage shall be binding upon PDA arid/or the Air Force in the enforcement of its rights and remedies herein and by law provided, unless, and until a copy thereof shall have been delivered to PDA and the Air Force and such mortgage is authorized under this Section 19.7. PDA and Redhook agree that so long as any authorized Subleasehold Mortgage is a lien on Redhook's estate in the Subleased Premises, the mortgagee or beneficiary thereunder ("Subleasehold Mortgagee") shall have all of the following rights:

(1)    If Redhook shall have delivered to PDA prior written notice of the address of any Subleasehold Mortgagee, PDA will give to the Subleasehold Mortgagee a copy of any notice under this Sublease at the time of giving such notice to Redhook, and will give to the Subleasehold Mortgagee notice received by PDA of any rejection of this Sublease by the trustee in bankruptcy of Redhook or by Redhook as debtor-in-possession. In such case no termination of this Sublease or termination of Redhook's right of possession of the Subleased Premises or reletting of the Subleased Premises by PDA predicated on the giving of any notice shall be effective unless PDA gives to the Subleasehold Mortgagee written notice or a copy of its notice to Redhook of such default or termination, as the case may be. Notices, demands and requests from PDA to the Subleasehold Mortgagee shall be mailed to the address given to PDA by certified or registered mail and notices, demands and requests from the Subleasehold Mortgagee to PDA shall be delivered in the manner and to the address as specified in Article 23 hereof.
(2)    In the event of any default by Redhook under the provisions of this Sublease, the Subleasehold Mortgagee will have the same concurrent grace periods as are given Redhook for remedying such default or causing it to be remedied, plus, in each case, an additional period of thirty (30) days after the expiration thereof or after FDA has served a notice or a copy of a notice of default upon the Subleasehold Mortgagee, whichever is later.
(3)    In the event Redhook shall default under any of the provisions of this Sublease, the Subleasehold Mortgagee, without prejudice to its rights against Redhook, shall have the right to cure such default within the applicable grace periods provided for in the preceding paragraph of this Section whether the same consists of the failure to pay rent or the failure to perform any other matter or thing which Redhook is hereby required to do or perform, and PDA shall accept such performance on the part of the Subleasehold Mortgagee as though the same had been done or performed by Redhook. For such purpose PDA and Redhook hereby authorize the Subleasehold Mortgagee to enter upon the Subleased Premises and to exercise any of Redhook's rights and powers under this Sublease, and subject to the provisions of this Sublease, under the Subleasehold Mortgage.
(4)    The term "incurable default" as used herein means any default which cannot be cured by a Subleasehold Mortgagee. The term "curable default" means any default under this Sublease which is not an incurable default. In the event of any curable default under this Sublease, and if prior to the expiration of the applicable grace period specified in subparagraph (2) of this Section, the Subleasehold Mortgagee shall give PDA written notice that it intends to undertake the curing of such default, or to cause the same to be cured, or to exercise its rights to acquire the leasehold interest of Redhook by foreclosure or otherwise, and shall immediately commence and then proceed with all due diligence to do so, whether by performance on behalf of Redhook of its obligations under this Sublease, or by entry on the Subleased Premises by foreclosure or otherwise, then PDA will not terminate or take any action to effect a termination of this Sublease or re-enter, take possession of or relet the Subleased Premises or similarly enforce performance of this Sublease so long as the Subleasehold Mortgagee is, with all due diligence and in good faith, engaged in the curing of such default, or effecting such foreclosure, provided, however, that the Subleasehold

Mortgagee shall not be required to continue such possession or continue such foreclosure proceedings if such default shall be cured. Nothing herein shall preclude PDA from terminating this Sublease with respect to any additional default which shall occur during the aforesaid period of forbearance and not be remedied within the period of grace, if any, applicable to any such additional default.
(5)    In the event that this Sublease is terminated by FDA on account of any incurable default or in the event Redhook's interest under this Sublease shall be sold, assigned, or transferred pursuant to the exercise of any remedy of this Sublease or pursuant to judicial proceedings, and if (i) no rent or other charges shall then be due and payable by Redhook under this Sublease, and (ii) the Subleasehold Mortgagee shall have arranged to the reasonable satisfaction of FDA to cure any curable default of Redhook under this Sublease, then FDA, within thirty (30) days after receiving a written request therefor, which shall be given within sixty (60) days after such termination or transfer and upon payment to it of all expenses, including attorney's fees, incident thereto, PDA will execute and deliver a new lease of the Subleased Premises to the Subleasehold Mortgagee or its nominee or to the purchaser, assignee or transferee, as the case may be, for the remainder of the term of this Sublease, containing the same covenants, agreements, terms, provisions and limitations as are contained herein. Upon the execution and delivery of such new lease, the new tenant, in its own name or in the name of PDA may take all appropriate steps as shall be necessary to remove Redhook from the Subleased Premises, but PDA shall not be subject to any liability for the payment of fees, including reasonable attorney's fees, costs or expenses in connection therewith; and said new tenant shall pay all such fees, including attorney's fees, costs and expenses or, on demand, make reimbursements therefor to PDA.
(6)    In the event a default under the Subleasehold Mortgage shall have occurred, the Subleasehold Mortgagee may exercise, with respect to the Subleased Premises, any right, power or remedy under the Subleasehold Mortgage, which is not in conflict with the provisions of this Sublease. Any Subleasehold Mortgagee shall be liable to perform the obligations herein imposed on Redhook only during the period it is in possession or ownership of the leasehold estate created hereby.
(7)    This Sublease may be assigned, with the consent of PDA, to or by the Subleasehold Mortgagee or its nominee, pursuant to foreclosure or similar proceedings.
(8)    No surrender (except a surrender upon the expiration of the term of this Sublease or upon termination by FDA pursuant and subject to the provisions of this Sublease) by Redhook to PDA of this Sublease, or of the Subleased Premises, or any part thereof, or of any interest therein, and no termination of this Sublease by Redhook shall be valid or effective, and neither this Sublease nor any of the terms hereof may be amended, modified, changed or canceled without prior written consent of the Subleasehold Mortgagee.
Notwithstanding any provision of this Sublease to the contrary, no refinancing of any existing mortgage shall be effective without the advance written approval of PDA.
END OF ARTICLE 19

ARTICLE 20

COMPLIANCE WITH ECONOMIC DEVELOPMENT ADMINISTRATION GRANT COVENANTS
20.1    The Parties acknowledge that the PDA has received a grant from the United States Department of Commerce Economic Development Administration ("EDA") the proceeds from which were used or will be used to make certain improvements to the Subleased Premises, or in the vicinity of the Subleased Premises, that benefit both the PDA and Redhook. (A copy of the EDA grant is attached as Exhibit G.) The Parties further acknowledge that certain covenants in the EDA grant require the inclusion of certain acknowledgements and agreements on the part of any tenant utilizing premises that were improved through use of the EDA grant. In compliance with these requirements and notwithstanding any other provision of this Sublease, Redhook hereby acknowledges and agrees that:
(a)    the Subleased Premises were improved, in part, with funding from the EDA Project Number 01-49-03235;
(b)    consistent with the requirements of 13 CFR 314.3(a)(1) it shall use the Subleased Premises in a manner consistent with the authorized general and special purposes of the EDA grant;
(c)    it shall provide service at the Subleased Premises without discrimination to all persons without regard to their age, race, color, religion, sex, handicap or national origin. In confirmation of the foregoing provisions of this Subsection 20.1(c), Redhook shall execute the applicable EDA forms entitled "Current and Projected Employee Data" and "Assurances of Compliance with Civil Rights and Other Legal Requirements for Other Parties" in the form attached as Exhibit C1-1; and
(d)    it shall comply with EDA's Nonrelocation Regulation as set forth in 13 CFR 309.3 until October 20, 1996, which date is 48 months from the date of approval by EDA of the EDA grant. Under this restriction Redhook further acknowledges and agrees that FDA financial assistance may not be used directly or indirectly to assist employers who transfer one or more jobs from one commuting area to another. (For purposes of the preceding sentence a "commuting area" is that area defined by the distance people travel to work in the locality of the project receiving EDA financial assistance.) In confirmation of the foregoing provisions of this Subsection 20.1(d), Redhook shall execute the applicable EDA form entitled "Employer's Certificate of Nonrelocation" in the form attached as Exhibit G-2.
END OF ARTICLE 20

ARTICLE 21
ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
21.1    PDA, on or before twenty (20) days following receipt of a written request from Redhook, and Redhook, on or before twenty (20) days following receipt of a written request from PDA, shall deliver to the Party making such request a statement in writing certifying that this Sublease is unmodified and in. full force and effect (or if there shall have been modifications that the same is in full force and effect as modified and stating the modifications) and the date to which the rent and any other deposits or charges have been paid and stating whether or not, to the best knowledge of the Party executing such certificate (based on reasonable investigation), the Party requesting such statement is in default in the performance of any covenant, agreement or condition contained in this Sublease and, if so, specifying each such default of which the executing Party may have knowledge.
21.2    Redhook, on or before twenty (20) days following receipt of a written request from PDA, shall deliver to PDA its most recently completed annual audited financial statements of Redhook and any parent, subsidiary, or affiliated entities as requested by PDA. If Redhook's stock is not then publicly traded, such statements will be presented for review only at Redhook's offices on the Subleased Premises, and PDA shall not copy or remove the statements nor disclose their contents to any third Party except to the extent Redhook may be obligated to make such disclosure under law.
END OF ARTICLE 21

ARTICLE 22
INVALIDITY OF PARTICULAR PROVISIONS
If any term or provision of this Sublease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.
END OF ARTICLE 22

ARTICLE 23
NOTICES
Whenever PDA or Redhook shall desire to give or serve upon the other any notice, demand, request or other communication with respect to this Sublease or with respect to the Subleased Premises each such notice, demand, request or other communication shall be in writing and shall not be effective for any purpose unless same shall be given or served by personal delivery to the Party or parties to whom such notice, demand, request or other communication is directed or by mailing the same, in duplicate, to such Party or parties by certified mail, postage prepaid, return receipt requested, addressed as follows:
If to PDA:    Pease Development Authority
601 Spaulding Turnpike
Suite 1
Portsmouth, NH 03801-2833
Attention: Executive Director
If to Redhook:    Redhook Ale Brewery, Inc.
3400 Phinney Avenue, North
Seattle, WA 98103
Attention: Bradley A. Berg, C.F.O.
or at such other address or addresses as PDA or Redhook may from time to time designate by notice given by certified mail.
Every notice, demand, request or communication hereunder sent by mail shall be deemed to have been given or served as of the second business day following the date of such mailing.
END OF ARTICLE 23

ARTICLE 24
QUIET ENJOYMENT
PDA covenants and agrees that Redhook, upon paying the rent and all other charges herein provided for and observing and keeping all covenants, agreements, and conditions of this Sublease on its part to be observed and kept, shall quietly have and enjoy the Subleased Premises during the term of this Sublease without hindrance or molestation by anyone claiming by or through PDA, subject, however, to the exceptions, reservations and conditions of this Sublease including, but not limited to the provisions of Article 25, Environmental Protection.
END OF ARTICLE 24

ARTICLE 25
ENVIRONMENTAL PROTECTION
25.1    Redhook and any sublessee or assignee of Redhook shall comply with all federal, state, and local laws, regulations, and standards that are or may become applicable to Redhook's or sublessee's or assignee's activities at the Subleased Premises, including but riot limited to, the applicable environmental laws and regulations identified in Exhibit "E", as amended from time to time.
25.2    Redhook and any sublessee or assignee of Redhook shall be solely responsible for obtaining at their cost and expense any environmental permits required for their operations under this Sublease or any sublease or assignment, independent of any existing Airport permits.
25.3    Redhook shall indemnify, defend and hold harmless PDA and the Air Force against and from all claims, judgments, damages, penalties, fines, costs and expenses, liabilities and losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on the use of the Premises, and sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees), resulting or arising from discharges, emissions, spills, releases, storage, or disposal of any Hazardous Substances, or any other action by Redhook, or any sublessee or assignee of Redhook, giving rise to PDA or Air Force liability, civil or criminal, or responsibility under federal, state or local environmental laws.
This indemnification of PDA and Air Force by Redhook includes, without limitation, any and all claims, judgment, damages, penalties, fines, costs and expenses, liabilities and losses incurred by PDA or Air Force in connection with any investigation of site conditions, or any remedial or removal action or other site restoration work required by any federal, state or local governmental unit or other person for or pertaining to any discharges, emissions, spills, releases, storage or disposal of Hazardous Substances arising or resulting from any act or omission of Redhook or any sublessee or assignee of Redhook at the Subleased Premises after the Occupancy Date. "Occupancy Date" as used herein shall mean the earlier of the first day of Redhook's occupancy or use of the Subleased Premises or the date of execution of this Sublease. "Occupancy" or "Use" shall mean any activity or presence including preparation and construction in or upon the Subleased Premises.
The provisions of this Section shall survive the expiration or termination of the Sublease, and Redhook's obligations hereunder shall apply whenever PDA or the Air Force incurs costs or liabilities for Redhook's actions of the types described in this Article.
25.4    Notwithstanding any other provision of this Sublease, Redhook and its sublessees and assignees do not assume any liability or responsibility for environmental impacts and damage caused by the use by the Air Force of Hazardous Substances on any portion of the Airport, including the Subleased Premises. Redhook and its sublessees and assignees have no obligation to undertake the defense, remediation and cleanup, including the liability and responsibility for the costs of damages, penalties, legal and investigative services solely arising out of any claim or action in existence now, or which may be brought in the future by any person, including governmental units against the Air Force, because of any use of, or release from, any portion of the Airport (including the Subleased

Premises) of any Hazardous Substances prior to the Occupancy Date. Furthermore, the parties recognize and acknowledge the obligation of the Air Force to indemnify PDA and Redhook to the extent required by the provisions of Public Law No. 101-511, Section 8056.
In addition, PDA shall indemnify, defend and hold harmless Redhook against and from any and all claims, judgments, damages, penalties, fines, costs and expenses, liabilities and losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on the use of the Premises, and sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees), resulting or arising from discharges, emissions, spills, releases, storage or disposal of Hazardous Substances, or any other action by PDA giving rise to Redhook liability or responsibility under federal, state or local environmental laws. This provision shall survive the expiration or termination of the Sublease, and PDA's obligations hereunder shall apply whenever Redhook incurs costs or liabilities for FDA's actions of the types described in this Article.
25.5    As used in this Sublease, the term "Hazardous Substances" means any hazardous or toxic substance, material or waste, oil or petroleum product, which is or becomes regulated by any local governmental authority, the State of New Hampshire or the United States Government. The term "Hazardous Substances" includes, without limitation, any material or substance which is (i) defined as a "hazardous waste," under New Hampshire RSA ch.147-A, (ii) defined as a "hazardous substance" under New Hampshire RSA ch.147-B, (iii) oil, gasoline or other petroleum product, (iv) asbestos, (v) listed under or defined as hazardous substance pursuant to Part He. P 1905 ("Hazardous Waste Rules") of the New Hampshire Code of Administrative Rules, (vi) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317, (vii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (viii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C.§ 9601) and (ix) so defined in the regulations adopted and publications promulgated pursuant to any of such laws, or as such laws or regulations may be further amended, modified or supplemented (collectively "Hazardous Substance Laws").
As used in this Sublease, the terms "release" and "storage" shall have the meanings provided in RSA 147-B:2, as amended, and the term "disposal" shall have the meaning provided in RSA 147-A:2.
25.6    PDA's rights under this Sublease specifically include the right for PDA to inspect the Subleased Premises and any buildings or other facilities thereon for compliance with environmental, safety, and occupational health laws and regulations, whether or not PDA is responsible for enforcing them. Such inspections are without prejudice to the right of duly constituted enforcement officials to make such inspections.
25.7    Notwithstanding any other provision of this Sublease, PDA is not responsible for any removal or containment of asbestos. If Redhook and any sublessee or assignee intend to make any improvements or repairs that require the removal of asbestos, an appropriate asbestos disposal plan must be incorporated in the plans and specifications. The asbestos disposal plan shall identify the proposed disposal site for the asbestos. In addition, non-friable asbestos which becomes friable through or as a consequence of the activities of Redhook will be abated by Redhook at its sole cost and expense.
25.8    PDA and Redhook acknowledge that the Airport has been identified as a National Priority List (NPL) Site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) of 1980, as amended. Redhook acknowledges that PDA has provided it with a copy of the Pease Federal Facility Agreement ("FFA") entered into by EPA, and the Air Force on April 24, 1991, and Modification No. 1 thereto, effective March 18, 1993, agrees that it will comply with the terms of the FFA to the extent the same may be applicable to the Subleased Premises and that should any conflict arise between the terms of the FFA and the provisions of this Sublease, the terms of the FFA will take precedence. Redhook further agrees that PDA assumes no liability to Redhook or any sublessee or assignee of Redhook should implementation of the FFA interfere with their use of the Subleased Premises. Redhook and its sublessee(s) and assignee(s) shall have no claim on account of any such interference against PDA or any officer, agent, employee or contractor thereof, other than for abatement of rent.
25.9    The Air Force, EPA, and NIIDES and their officers, agents, employees, contractors, and subcontractors have the right, upon reasonable notice to Redhook and any sublessee or assignee, to enter upon the Subleased Premises for the purposes enumerated in this subparagraph and for such other purposes consistent with the FFA:
(1)    to conduct investigations and surveys, including, where necessary, drilling, testpitting, borings and other activities related to the Pease Installation Restoration Program ("IRP") or the FFA;
(2)    to inspect field activities of the Air Force and its contractors and subcontractors in implementing the IRP or the FFA;
(3)    to conduct any test or survey required by the EPA or NHDES relating to the implementation of the FFA or environmental conditions at the Subleased Premises or to verify any data submitted to the EPA or NI-DES by the Air Force relating to such conditions;
(4)    to construct, operate, maintain or undertake any other response or remedial action as required or necessary under the IRP or the FFA, including, but not limited to monitoring wells, pumping wells and treatment facilities.
25.10    Redhook and its sublessees and assignees agree to comply with the provisions of any health or safety plan in effect under the IRP or the FFA during the course of any of the above described response or remedial actions. Any inspection, survey, investigation, or other response or remedial action will, to the extent practicable, be coordinated with representatives designated by Redhook and any sublessee or assignee. Redhook and any sublessee or assignee shall have no claim on account of such entries against the State as defined in FFA or any officer, agent, employee, contractor, or subcontractor thereof.
25.11    Redhook further agrees that in the event of any authorized sublease or assignment of the Subleased Premises, it shall provide to the Air Force, EPA and NHDES by certified mail a copy of the agreement of sublease or assignment of the Subleased Premises within fourteen (14) days after the effective date of such transaction. Redhook may delete the financial terms and any other proprietary information from any sublease or assignment submitted to the above mentioned entities.
25.12    The Airport air emissions offsets and Air Force accumulation points for hazardous and other wastes will not be made available to Redhook. Redhook shall be responsible for obtaining from some other source(s) any air pollution credits that may be required to offset emissions resulting from its activities under the Sublease.
25.13    Any permit required under Hazardous Substance Laws for the management of Hazardous Substances stored or generated by Redhook or any sublessee or assignee of Redhook shall be obtained by Redhook or its sublessees or assignee and shall be limited to generation and transportation. Any violation of this requirement shall be deemed a material breach of this Sublease. Redhook shall provide at its own expense such hazardous waste storage facilities, complying with all laws and regulations, as it needs for management of its hazardous waste.
25.14    Redhook, and any sublessee or assignee of Redhook whose operations utilize Hazardous Substances, shall have a completed and approved plan for responding to Hazardous Substances spills prior to commencement of operations on the Subleased Premises. Such plan shall be independent of, but not inconsistent with, any plan or other standard of FDA applicable to the Airport and except for initial fire response and/or spill containment, shall not rely on use of the Airport or PDA personnel or equipment. Should PDA provide any personnel or equipment, whether for initial fire response and/or spill containment or otherwise, on request of Redhook. or because Redhook was not, in the opinion of PDA, conducting timely cleanup actions, Redhook agrees to reimburse PDA for its costs.
END OF ARTICLE 25

ARTICLE 26
MISCELLANEOUS
26.1    All rent and all other sums which may from time to time become due and payable by Redhook to PDA under any of the provisions of this Sublease shall be made payable to the "Pease Development Authority" and forwarded by Redhook direct to PDA's Executive Director at the address specified in Article 23. All such rent and other sums if not paid on the due date shall bear interest from and after the due date thereof at the higher of the then current rate applied to legal judgments by the courts of the State of New Hampshire or the rate of eighteen percent (18%) per annum; provided, however, that such interest shall in no event exceed the maximum rate permitted by law.
26.2    In all cases the language in all parts of this Sublease shall be construed simply, according to its fair meaning and not strictly for or against PDA or Redhook.
26.3    The word titles underlying the Article designations contained herein are inserted solely for convenience and under no circumstances are they or any of them to be treated or construed as any part of this instrument.
26.4    In any action or proceeding which either Party may take to enforce such Party's rights hereunder, whether prior to or after breach or termination, or to which such Party may be made a Party because of any matters arising or growing out of this Sublease, and due to the act or default of the other, the Party whose act or default caused the other Party, without fault to become involved in such litigation, or who shall be defeated in such litigation, agrees to pay all costs incurred by the winning or other Party therein, including reasonable attorneys' fees.
26.5    If Redhook should remain in possession of the Subleased Premises after the expiration of the term of this Sublease and without executing a new lease, then such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions and obligations of this Sublease insofar as the same are applicable to a month to month tenancy.
26.6    The individual executing this Sublease on behalf of Redhook represents and warrants that he or she is duly authorized to execute and deliver this Sublease on behalf of said entity, and that this Sublease is binding upon said entity in accordance with its terms. A Certificate of Corporate Good Standing issued by the New Hampshire Secretary of State is attached to this Sublease as Exhibit F.
26.7    This Sublease covers in full each and every agreement of every kind or nature whatsoever between the Parties hereto concerning the Subleased Premises and all preliminary negotiations and agreements of every kind or nature whatsoever with respect to the Subleased Premises; and no other person, firm or corporation has at any time had any authority from PDA to make any representations or promises on behalf of PDA, and Redhook expressly agrees that if any such representations or promises have been made by PDA or others, Redhook hereby waives all right to rely thereon. No verbal agreement or implied covenant shall be held to vary the provisions hereof. any statute, law, or custom to the contrary notwithstanding. No provision of this Sublease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. Redhook acknowledges that it has read this Section and understands it to be a waiver of any right to rely on any representations or agreements not expressly set forth in this Sublease.
26.8    Subject to the provisions hereof, this Sublease shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns, and wherever a reference in this Sublease is made to either of the Parties hereto such reference shall be deemed to include., wherever applicable, also a reference to the successors and assigns of such Party, as if in every case so expressed.
26.9    Nothing contained in this Sublease shall be deemed or construed by the Parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between PDA and Redhook, and neither the method of computation of rent nor any other provision contained in this Sublease nor any acts of the Parties hereto shall be deemed to create any relationship between PDA and Redhook other than the relationship of landlord and tenant.
26.10    Redhook hereby acknowledges that late payment by Redhook to PDA of rent and other sums due under this Sublease will cause PDA to incur additional costs not contemplated by this Sublease, the exact amount of which will be extremely difficult to ascertain. Such additional costs include, without limitation, processing and accounting charges, and late charges which may be imposed upon PDA by the terms of the mortgage or deed of trust covering the Premises. Therefore, if any installment of rent or any other sum due from Redhook shall not be received on the date that such amount shall be due, Redhook agrees to pay, and shall pay, to PDA a late charge equal to ten percent (10%) of the overdue amount. The Parties hereby agree that such late charge represents a fair and reasonable estimate of the costs PDA will incur by reason of late payment by Redhook. Acceptance of such late charge by PDA shall in no event constitute a waiver of Redhook's default with respect to such overdue amount or prevent PDA from exercising any or all of the other rights and remedies granted under this Sublease.
26.11    Except for Monks & Co., Inc. who has acted for Redhook and whose compensation shall be PDA's sole responsibility in accordance with the authorization of the PDA Board of Directors on November 16, 1994 and February 2, 1995, each Party hereto warrants to the other that it has no dealings with any real estate broker or agent in connection with the negotiation of this Sublease.
26.12    This Sublease shall be construed and enforced in accordance with the laws of the State of New Hampshire.
26.13    Any actions or proceedings with respect to any matters arising under or growing out of this Sublease shall be instituted and prosecuted only in courts located in the State of New Hampshire. Nothing contained in any provision of this Sublease is intended or shall be deemed to constitute a waiver of the sovereign immunity of the State of New Hampshire, which immunity is hereby reserved to PDA and to the State of New Hampshire.
26.14    This instrument may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.15    Redhook shall faithfully observe and comply with such rules and regulations as PDA may adopt for the operation of the Airport, which rules and regulations are reasonable and nondiscriminatory as well as all modifications thereof and additions thereto. PDA shall not be responsible to Redhook for the violation or nonperformance by any other tenant of PDA of any of such Rules and Regulations.
26.16    To the extent such rules may apply to the Subleased Premises, Redhook agrees to conform to such additional provisions required, from time to time, by the FAA ("FAA Requirements") or its successor with respect to the operation of the Airport, or a portion thereof. The current FAA Requirements are attached hereto as Exhibit "D" and incorporated herein by reference.
26.17    This Sublease is subject and subordinate to any agreements heretofore or hereafter made between PDA and the United States or the Air Force, the execution of which is required to enable or permit transfer of rights or property to FDA for airport purposes or expenditure of federal grant funds for airport improvement, maintenance or development, including, without limitation, the Application and Acceptance, Master Lease and FFA. Redhook shall abide by requirements of any agreement between FDA and the United States or the Air Force applicable to the Subleased Premises or Redhook's activities at the Airport and shall consent to amendments and modifications of this Sublease if required by such agreements or as a condition of PDA's entry into such agreements.
26.18    PDA, in its sole discretion, shall determine and may from time to time change the routes of surface ingress and egress connecting the Subleased Premises to the Airport roadway system. PDA also reserves the right to further develop the Airport, or such portion of the Airport as is owned or controlled by FDA, as it sees fit, regardless of the desires or views of Redhook and without interference or hindrance, except as otherwise provided in this Sublease.
26.19    Redhook herein covenants by and for itself, its successors and assigns, and all persons claiming under or through it, that this Sublease is made and accepted upon and subject to the following conditions:
That there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, national origin, or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure, or enjoyment of the Premises herein leased nor shall Redhook, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use, or occupancy, of tenants, lessees, sublessees, subtenants, or vendees in the Subleased Premises herein leased.
26.20    All obligations of Redhook to indemnify, defend and hold harmless PDA and to make any monetary payment to PDA, shall survive the termination or expiration of this Sublease.
END OF ARTICLE 26

ARTICLE 27
RIGHT OF FIRST REFUSAL TO PURCHASE SUBLEASED PREMISES
During the term of this Sublease, before it may accept any bona fide offer from a third party to purchase all or any portion of the Subleased Premises upon terms acceptable to it, PDA shall first offer in writing (the "Offer") the Subleased Premises or any portion thereof, for purchase to Redhook upon the same terms and conditions set forth in such third party offer. The Parties acknowledge that any such purchase must include the terms and conditions required by the Airport Transfer Documents or any other agreements to which FDA may be subject in connection with its authorization to sell or dispose of the Subleased Premises.
Redhook shall have the right to accept such Offer in its entirety ("Right to Purchase") by notifying PDA in writing of its acceptance (the "Purchase Acceptance") within thirty (30) days following receipt of such Offer. As soon as practicable following the receipt of the Purchase Acceptance, the Parties shall commence negotiations in good faith for the purpose of finalizing within thirty (30) days of the date of the receipt by FDA of the Purchase Acceptance any additional terms and conditions upon which Redhook shall acquire the Subleased Premises. In the event Redhook shall fail to deliver to PDA the Purchase Acceptance within thirty (30) days of the receipt by Redhook of the Offer, or in the event Redhook shall fail to complete the sale of the Subleased Premises or any portion thereof, within sixty (60) days following PDA's receipt of the Purchase Acceptance, Redhook's Right to Purchase shall terminate and PDA shall be free to sell all or any portion of the Subleased Premises upon such terms and conditions as it deems fit.
Notwithstanding any other provision of this Sublease, Redhook shall have no right to exercise the Right to Purchase at any time during which Redhook is in Default (as defined in Section 18.1) or if FDA determines, in its sole discretion, that the Subleased Premises should not be offered for sale.
If PDA does not transfer the Subleased Premises or any portion thereof, to a third party within one (1) year of the termination of Redhook's Right to Purchase, the Subleased Premises or any portion thereof, shall again become subject to Redhook's rights of first refusal under this Article 27.
In the event Redhook duly exercises its Right to Purchase under this Article 27, Redhook shall receive a credit against the purchase price equal to ten percent (10%) of the Area Rent paid by Redhook and received by PDA following the expiration of the tenth (10th) year from which Area Rent commenced in accordance with Article 4, provided, however, that (i) in the event the purchase is of a portion of the Subleased Premises the amount of the credit shall be the product obtained by multiplying the allowed ten percent (10%) Area Rent credit by a fraction the numerator of which is the total land area (in square feet) comprising the portion of the Subleased Premises to be sold and the denominator of which is the total land area (in square feet) comprising the Subleased Premises at the time of exercise of Redhook's Right to Purchase; and (ii) in no event shall the credit exceed ten percent (10%) of the purchase price.

END OF ARTICLE 27
EXECUTION
IN WITNESS WHEREOF, PDA and Redhook have executed this Sublease effective as of this 30th day of May, 1995.
PEASE DEVELOPMENT AUTHORITY
By:    /s/L. Eugene Schneider
Its:    Executive Director
REDHOOK ALE BREWERY, INC.
By:    /s/Paul Shipman
Its:    President

STATE OF NEW HAMPSHIRE    )
)ss.
COUNTY OF Rockingham )

On this 2ND day of June 1995, before me, Susan MacDonald, a Notary Public in and for said County and State, personally appeared L. Eugene Schneider, personally known to me (or proved to me on the basis of satisfactory evidence) to be the Executive Director of Pease Development Authority, a state agency corporation, the corporation that executed the within instrument and acknowledged to me that said corporation executed it.

/s/ Susan MacDonald
Notary Public in and for said County and State
SUSAN A. MACDONALD, Notary Public
My Commission Expires March 25, 1997
STATE OF WASHINGTON        )
)ss.
COUNTY OF KING            )

I certify that I know or have satisfactory evidence that Paul Shipman is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the President of Redhook Ale Brewery, Inc., to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
DATED: May 30, 1995.
(Seal or stamp)    Douglas Raff
    Notary Signature

Douglas A. Raff
    Print/Type Name
    Notary Public in and for the State of
    Washington, residing at Seattle
    My appointment expires 6/9/97